                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-4
                                   ----------

                        SENIOR CARE INDUSTRIES, INC.
                        ----------------------------
      (Exact name of small business issuer as specified in its charter)

                                     Nevada
                                    --------
        (State or other jurisdiction of incorporation or organization)

                                      6500
                                      ----
                  (Primary Standard Industrial Code Number)

                                    68-0221599
                                    ----------
                   (I.R.S. Employer Identification Number)

                              410 Broadway, 2nd Floor
                        Laguna Beach, California    92651
                                   (949) 376-3125
                        ---------------------------------
    (Address including Zip code and telephone number, including area code, of
                    Registrant's principal executive offices)

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                        --------------------------------
     (Name, Address, including Zip code and Telephone Number, including area code of of Agent for Service)

            Approximate date of commencement of proposed sale of the
                    securities to the public: August 31, 2001

If the securities being registered on this Form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the filing box [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                CALCULATION OF REGISTRATION FEE

Title of each                    Maximum          Proposed          Proposed
class of securities              Amount to        maximum           maximum            Amount of
to be registered                 be registered    offering price    aggregate          registration
                                 per unit(1)                      offering price          fee
------------------------------------------------------------------------------------------------
Common Stock, $.001 Par Value     7,000,000       $.30             $2,000,000         Note 1
------------------------------------------------------------------------------------------------
Common Stock, $.001 Par Value(2)  7,000,000       $1.00            $7,000,000         Note 1
------------------------------------------------------------------------------------------------
Total


* (Set forth the amount on which the filing fee is calculated and state how it was determined.) The Transaction Valuation is based upon the market price of the securities to be received by Senior Care Industries, Inc. pursuant to Regulation 230.457(f)(1) with the value based upon the price of the securities subject to the tender as of May 10, 2001 as set forth in Rule Regulation 230.457c. This calculation is based as follows:

Number of potential shares to be tendered: 20,000,000
Price of those shares on May 10, 2001:    $.10

Additionally, for each three shares tendered, the shareholder tendering those shares will receive 1 warrant in Senior Care Industries, Inc. The warrant calculation is based upon Regulation 230.457(g)(2) where the calculation is based upon the warrant price which is $1 per warrant. This calculation is based as follows:

Estimated number of warrants: 7,000,000
Warrant price:                    $1.00

Note 1: The fee totaling $2,250 was paid with the filing of Form TO-T on May 22, 2001.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.


                          SENIOR CARE INDUSTRIES, INC.

    Cross Reference Sheet Furnished Pursuant to Rule 501(b) of Regulation S-K

         Item No. and Caption                 Caption in Prospectus

Item 1 - Forepart of Registration
         Statement & Outside Front
         Cover Page of Prospectus             Page (i)  - Cover of the Prospectus

Item 2 - Inside Front & Outside Back
         Cover Pages of Prospectus            Page (ii) - Table of Contents
                                              Page (iii)- Outside Back Cover
Item 3 - Risk Factors, Ratio of
         Earnings to Fixed Charges
         & Other Information                  Page 3  - Risk Factors
                                              Page 10 - Terms of the Transaction

Item 4 - Terms of the Transaction             Page 10 - Terms of the Transaction

Item 5 - Pro Forma Financial Information      Page 18 - Pro Forma Financial Information

Item 6 - Material Contacts with the
         Company Being Acquired               Page 18 - Material Contacts with Tri-National

Item 7 - Additional Information
         Required for Reoffering
         By Persons & Parties Deemed
         To be Underwriters                   Not Applicable

Item 8 - Interests of Named Experts
         & Counsel                            Page 22 - Interests of Named Experts & Counsel

Item 9 - Disclosure of Commission
         Position on Indemnification
         For Securities Act Liabilities       Page 22 - Disclosure of Commission
                                                        Position on Indemnification
                                                        For Securities Act Liabilities
Item 10- Information with Respect to
         S-3 Registrants                      Not Applicable

Item 11- Incorporation of Certain
         Information by Reference             Page 23 - Incorporation of Certain Information
                                                        By Reference

Item 12- Information with Respect to
         S-2 or S-3 Registrants               Not Applicable

Item 13- Incorporation of Certain
         Information by Reference             Not Applicable

Item 14- Information with Respect to
         Registrants other than S-3
         Or S-2                               Page 23 - Description of Business of Senior
                                                        Care Industries
                                              Page 31 - Description of Property of Senior
                                                        Care Industries
                                              Page 32 - Legal Proceedings of Senior Care
                                                        Industries
                                              Page 34 - Market Price of Senior Care Stock
                                                        & Other Shareholder Matters
                                              Page 42
                                              Exhibit
                                              13.1    - Financial Statements of Senior Care
                                                        Industries, Inc.



                                              Page 42
                                              Exhibit
                                              13.2    - Supplementary Financial Information on
                                                        Senior Care Industries, Inc.
                                              Page 43 - Management's Discussion & Analysis of
                                                        Financial Condition &
                                                        Results of Operations of Senior Care
                                                        Industries, Inc.
                                              Page 45 - Disagreements with Accountants on
                                                        Accounting and Financial Disclosure
                                                        for Senior Care Industries, Inc.
                                              Page 45 - Quantitative & Qualitative Disclosures
                                                        about Market Risk

Item 15 - Information With Respect
          To S-2 or S-3 Companies             Not Applicable

Item 16 - Information With Respect
          To S-2 or S-3 Companies             Not Applicable

Item 17 - Information with Respect
          To Companies other than
          S-2 or S-3 Companies                Page 46 - Description of Business of Tri-National
                                                        Development
                                              Page 50 - Market Price and Dividends of Tri-National
                                                        Development
                                              Page 50
                                              Exhibit
                                              13.3    - Financial Statements of Tri-National
                                                        Development
                                              Page 50
                                              Exhibit
                                              13.4    - Supplementary Financial Information on
                                                        Tri-National Development
                                              Page 51 - Management's Discussion & Analysis of
                                                        Financial Condition &
                                                        Results of Operations of Tri-National
                                                        Development
                                              Page 54 - Disagreements with Accountants on
                                                        Accounting and Financial Disclosure
                                                        for Tri-National Development
                                              Page 54 - Description of Material Interests between
                                                        Senior Care and Tri-National
                                                        Development

Item 18 - Information if Proxies,
          Consents or Authorizations
          Are to be Solicited                 Not Applicable

Item 19 - Information if Proxies,
          Consents or Authorizations
          Are Not to be Solicited or
          In an Exchange Offer                Page 55 - Directors & Officers of Senior Care and
                                                        Tri-National
                                              Page 65 - Executive Compensation of Directors and
                                                        Officers
                                              Page 69 - Relationships and Related Transactions

Part II - Information Not Required in
          Prospectus

Item 20 - Indemnification of Officers
          & Directors                         Page II-1

Item 21 - Exhibits and Financial Statement
          Schedules                           Page II-3

Item 22 - Undertakings                        Page II-3

Signatures                                    Page II-4

                          Subject to Completion, Dated

                               P R O S P E C T U S

                          SENIOR CARE INDUSTRIES, INC.

                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
                                 (949) 376-1325

                                  THE OFFERING

         Senior Care offers to exchange 3 shares of common stock, no par value, in Tri-National Development, Inc. [Tri-National] for 1 share of common stock, $.001 par value, in Senior Care Industries, Inc. [Senior Care].

         We believe that this will result in the issuance of approximately 7,000,000 common shares of Senior Care.

         Additionally, for every common share received in Senior Care, the person receiving that share will also receive 1 warrant which, upon payment of a $1 option fee, is convertible into 1 common share of Senior Care stock.

         We expect approximately 7,000,000 warrants to be issued and if all of those warrants were exercised, this would result in the issuance of an additional 7,000,000 common shares of Senior Care stock.

         Senior Care will receive the proceeds from the conversion of the warrants into common shares of Senior Care at the rate of $1 for each warrant exercised.

                                 TRADING SYMBOL
          Senior Care SENC (Over-the-counter Electronic Bulletin Board)
         Tri-National TNAV (Over-the-counter Electronic Bulletin Board)

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 3

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes Senior Care, its finances and services as well as the finances and services of Tri-National, its finances and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

               THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE
         AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
     IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE
                    WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                       (i)

                                TABLE OF CONTENTS

Risk Factors ..........................................................   3

Terms of the Transaction ..............................................  10

Pro Forma Financial Statements ........................................  14

Material Contracts with Tri-National Development ......................  18

Interests of Experts and Counsel ......................................  22

Disclosure of Commission Position on Indemnification for Securities
Act Liabilities .......................................................  22

Incorporation of Certain Information by Reference .....................  23

Description of Business of Senior Care Industries, Inc. ...............  23

Description of Property of Senior Care Industries, Inc. ...............  31

Legal Proceedings of Senior Care Industries, Inc. .....................  32

Market Price of Senior Care Stock & Other Shareholder Matters .........  34

Financial Statements of Senior Care Industries, Inc. ..................  42

Supplementary Financial Information on Senior Care Industries, Inc. ...  42

Management's Discussion & Analysis of Financial Condition &
Results of Operations of Senior Care Industries, Inc. .................  43

Disagreements with Accountants on Accounting and Financial Disclosure for Senior Care Industries, Inc. ......................................  45

Quantitative & Qualitative Disclosures about Market Risk ..............  45

Description of Business of Tri-National Development ...................  46

Market Price and Dividends of Tri-National Development ................  50

Financial Statements of Tri-National Development ......................  50

Supplementary Financial Information on Tri-National Development .......  50

Management's Discussion & Analysis of Financial Condition &
Results of Operations of Tri-National Development .....................  51

Disagreements with Accountants on Accounting and Financial Disclosure for Tri-National Development ..........................................  54

Description of Material Interests between Senior Care and Tri-National
Development ...........................................................  54

Directors & Officers of Senior Care and Tri-National ..................  55

Executive Compensation of Directors and Officers ......................  65

Relationships and Related Transactions ................................  69

                                     (ii)

We will accept manually signed facsimile copies of the letter of transmittal. The letter of transmittal, stock certificates representing shares in Tri-National Development Corporation and any other required documents should be sent or delivered by each holder of Tri-National Development Corporation common stock or that holder's broker, dealer, commercial bank, trust company or other nominee to the depository agent before the expiration date of the attached tender offer which is August 31, 2001.

                     The depository for this tender offer is:

                              First American Stock Transfer, Inc.
                              1717 E. Bell Road, 2-155
                              Phoenix, AZ 85022
                              Telephone: (602) 485-1346
                              Facsimile: (602) 788-0423

You may direct any questions and requests for assistance to the information agent, the depository or Senior Care Industries, Inc. by telephoning the numbers listed below. You can obtain additional copies of this document and copies of the Tender Offer and the letter of transmittal and other tender materials from the information agent, the depository or from Senior Care Industries, Inc. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this tender offer.

                  The information agent for this tender offer is:

                               Investor Relations Network
                               3755 Coleville Circle
                               Corona, CA 92881
                               Telephone: (909) 279-8884
                               E-mail: tom@irnonline.com

                  The depository for this tender offer is:

                              First American Stock Transfer, Inc.
                              1717 E. Bell Road, 2-155
                              Phoenix, AZ 85022
                              Telephone: (602) 485-1346
                              Facsimile: (602) 788-0423

                  To contact Senior Care Industries, Inc. you may call or write:

                              Senior Care Industries, Inc.
                              Tri-National Tender Offering
                              410 Broadway, 2nd Floor
                              Laguna Beach, CA 92651
                              Telephone: (949) 376-3125
                              Facsimile: (949) 376-9117
                              E-mail: john@seniorcareind.com

                                      (iii)

                              RISK FACTORS

         The common shares being offered by Senior Care in exchange for Tri-National shares as well as the warrants which you will receive if you exercise this tender are highly speculative in nature, involve a high degree of risk and the tender should be exercised only by persons who can afford to lose their entire investment in the common shares. Before making any investment decision, you should carefully consider the following factors relating to Senior Care's business and prospects.

History of Operating Losses; Accumulated Deficit; Uncertainty of Future
-----------------------------------------------------------------------
Profitability; Going Concern Issue
----------------------------------

         Senior Care has historically operated at a loss and incurred a loss for the calendar year ended December 31, 2000. The accumulated deficit for the period ended December 31, 2000 was $2,144,634. The net loss on operations for the fiscal year ended December 31, 2000 was $71,364.00 resulting in a net loss attributable to common shareholders of $.005 per share, basic and diluted.

         Senior Care was a development stage company until the third quarter of 1999 when it actually commenced operations after the purchase of a group of assets from East West Community Developer, some of which were in the construction stage of development. At that time, the Company had little income other than from rents which it realized from its office building in Laguna Beach, California, from a strip mall in Nevada and from a partially completed complex in Nevada. At that time, income from the sale of condominium which were under construction at the beginning of the year 2000 was at least ten months away. The Noble Furniture acquisition which became effective in January, 2000, assured that the Company would have an income stream regardless of whether it had real estate sales from condominiums or other development projects. Likewise, the Company has been seeking to acquire other operating businesses which, when combined with Senior Care's real estate development operations, will hopefully result in a steady income stream and profitablity. Today, Senior Care enjoys income from rents and from condominium sales from its Evergeen Manor II project.

         Senior Care started actually selling condominiums during the second quarter of 2001 at its Evergreen Manor II project in Los Angeles, California. Once that income stream is completed, it is unlikely that there will be any further income from real estate development sales for at least another year. The reason for this is because Senior Care has just commenced construction on its Flamingo 55 project which is next to come on line for sales in early 2002.

         However, there can be no assurances that we will be able to identify any operations that we may deem suitable for acquisition, or that if we do identify such operations, that any of them will be successfully acquired, developed and commercialized. Likewise, there is no certainty that Senior Care will enjoy a profit from its real estate developments.

Need for Additional Capital; Possible Issuance of
-------------------------------------------------
Securities and Corresponding Possible Future, Substantial Dilution
-----------------------------------------------------------------

         Our cash requirements continue to be significant. In order for us to satisfy our capital needs for the next 12 months, we intend to raise additional capital in two ways. The first is by the issuance of the warrants issued in conjunction with the tender offer to Tri-National shareholders which could potentially raise $7,000,000 for Senior Care. Then, Senior Care further intends to make a new offering of common stock to raise approximately $15,000,000.

         Senior Care intends to make a new offering of common stock to raise approximately $15,000,000. This offering will also result in a dilution of shares. The number of shares which would be issued for this new offering has not yet been determined and will depend to a great extent upon the price of Senior Care stock in the market at the time the shares are issued. Senior Care expects to offer these shares at approximately $5 per share. If this were the case, an additional 3,000,000 shares would be issued in connection with this offering.

         There can be no assurance that additional capital can be obtained on terms acceptable to us, or at all. Failure by us to realize significant revenues and achieve profitability from our real estate development and sales operations or obtain additional capital, would have a material adverse effect on us.

         There are presently a total of 10,046,534 common shares outstanding in Senior Care. If the tender for Tri-National succeeds, then Senior Care expects to issue an additional 7,000,000 common shares in connection with the tender and an additional 7,000,000 warrants which would be convertible into a like number of common shares by the payment of $1 per warrant to convert. The issuance of shares to Tri-National shareholders and the conversion of warrants will substantial dilutive effect on the holders of Senior Care securities. Likewise, the new offering to raise $15,000,000 will have a dilutive effect by the issuance of an additional 3,000,000 shares.

         After all of these transactions are concluded, it is anticipated that Senior Care could have a total of 27,046,634 shares outstanding.

Uncertainty of Success of Real Estate Developments
--------------------------------------------------

         As part of its business strategy during the next few years, Senior Care plans to develop a number of assisted living, resort, commercial and residential properties. Senior Care's ability to achieve its development potential will depend upon a variety of factors, many of which are beyond Managements' control. The successful development of additional properties involves a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Development schedules may be changed by the Company in order to accommodate requirements of staffing of new projects and to allow a phase-in of start-up losses inherent in the marketing and lease-up of new facilities. Certain construction risks are beyond the Company's control, including strikes, adverse weather, natural disasters, supply of materials and labor, and other unknown contingencies which could cause the cost of construction to exceed estimates. If construction is not commenced or completed, or if there are unpaid subcontractors or suppliers, or if required occupancy permits are not issued in a timely manner, cash flow could be significantly reduced. In addition, any property in construction carries with it its own risks such as construction defects, cost overruns, adverse weather conditions, the discovery of geological or environmental hazards on the property and changes in zoning restrictions or the method of applying such zoning restrictions. The nature of licenses and approvals necessary for development and construction, and the timing and likelihood for obtaining them vary widely from country to country, state to state, and from community to community within a state.

         As a result of all of these factors, Senior Care may not realize the profit potential which it originally anticipated. Furthermore, Senior Care has purchased property from Tri-National which is also subject to the same risks associated with it that are described above.

Governmental Regulations and Environmental Regulation
-----------------------------------------------------

         Senior Care and its subcontractors must comply with various federal, state and local ordinances, rules and regulations concerning zoning, building design, construction and similar matters. The operations of the Company are affected by various federal, state and local environmental laws, ordinances and regulations, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense to obtain approvals for development. When acquiring land for development or existing facilities, the Company typically obtains environmental reports on the properties as part of its due diligence in order to lessen its risk of exposure.

         The Company is also subject to regulations and restrictions by the government of Mexico concerning investments in business operations in Mexico by U.S. companies, none of which has to date had a material adverse effect on the Company's consolidated operations. The Company's foreign operations are also subject to exchange rate fluctuations, which could affect the Company's financial statements and the reported profits.

No Assurance of Identification or Acquisition of Additional Operations
----------------------------------------------------------------------

         From time to time, if our resources allow, we intend to explore the acquisition of additional operating companies that fit into the general scheme of Senior Care's goal to become a fully integrated real estate, manufacturing and pharmaceutical/nutricutical company benefiting seniors. There can be no assurance, however, that we will be able to identify any such companies and, even if suitable companies are identified, there can be no assurance that we will have sufficient funds to acquire any such operations or that any such operations will ultimately be viable.

Competition
-----------

         The "elder care" industry is expanding as a simple matter of demographics takes over the market - U.S. Census Bureau information demonstrates that the age of the average American is increasing annually. Senior Care believes that as a result senior citizens are acquiring more clout in the market, and are changing key real estate concepts. Senior Care believes that the older citizen is looking for properties that can provide them with the lifestyle that they would like to have without having to "break the bank" by using all of their savings to purchase housing and use all of their income just to live. Private residences for senior citizens are very active sectors of the market according to the Bank or America who has studied this housing sector. The biggest problem, according to the Bank is that the sector is flooded with demand while there is an absence of supply. Because of this, many development firms are acquiring properties and are reconfiguring them to suit the needs of the elderly. While barriers to entry into this industry are starting to appear, firms with a highly aggressive acquisition schedule, can position themselves to be key players in different geographic locations.

Nationwide Demographics: Senior Housing

         Due to the aging of the population, the number of people included in this segment is increasing, and is projected to have strong continued growth. Because of increases in life expectancy, the U.S. Census Bureau statistics cite that the proportion of Americans over the age of 65 has steadily gained during this century. In 1994, 1 in 8 Americans was over 65, by the year 2050, it is projected that 1 in 5 will be over this age. In 1993, 600,000 assisted living units generated a combined total of $12 billion in revenue. Due to the "graying of America," the number of assisted living units is expected to reach 1.3 million by the year 2000, generating in excess of $33 billion in revenue.

California Demographics: Senior Housing, Conventional Housing, and Commercial Development.

         Although the Company will continue it's west coast development in Las Vegas, New Mexico, Arizona and California, it is placing particular emphasis on locating opportunities within southern California's "sixty mile circle". The Evergreen Manor II project which was recently completed by the Company and is owned by the Company, as well as the Company office building in Laguna Beach that is owned by the Company, fall within the "sixty mile circle", which is the area within sixty miles of downtown Los Angeles. This area represents the heart of the southern California market as defined by Bank of America, and is one of the most dynamic economies in the United States. The market contained within the "sixty mile circle" accounts for nearly one half of the state of California's personal income, one half of the states total economy, 45% of the states population, 48% of the states non-farm employment, and two thirds of the states valuation in international trade. According to Bank of America, the "sixty mile circle" is the nations second largest concentrated area of population, employment, business and industry, and exceeds the population of all but three states in the country excluding California. Among the 13 western states, the "sixty mile circle" accounts for 25% of the population and 27% of the personal income. This vast pool of wealth generates gross output that exceeds the GNP of all but 13 nations in the world today and creates a massive market of potential residents for both projects.

THE SIXTY MILE CIRCLE: STATISTICAL DATA
ON THE AREA WITHIN 60 MILES OF DOWNTOWN LOS ANGELES

AS COMPARED TO THE STATE OF CALIFORNIA

Total Personal Income:                    49.9%
Total Population:                         45%
Non-Farm Employment:                      48%
Manufacturing Employment:                 56%
Valuation of International Trade:         66%

AS COMPARED TO THE NATION AS A WHOLE
Concentration of Population               2nd Largest
Concentration of Employment:              2nd Largest
Concentration of Business And Industry:   2nd Largest

AS COMPARED TO THE 13 WESTERN STATES

Total Population:                     Exceeds all but 3 states
Total Population:                     25%
Total Personal Income:                27%
The "sixty mile circle" offers ongoing stable development opportunities for all 3 categories of the Senior Care
Industries Inc., portfolio.

         The principal competitors of Senior Care are such operations as the Del Webb Company and others who also build senior restricted housing. Senior Care's emphasis will be to fill the nitch of the senior who wishes to spend from $125,000.00 to $250,000.00 for a home and who wishes to save on monthly maintenance fees. Senior Care does not intend to build for the high end customer and for that reason, competition, at least at the present time, is limited in Senior Care's nitch market.

Volatility of Stock Price
-------------------------

         Sales of substantial amounts of shares of Common Stock in the public market or the perception that those sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise additional funds in the future in the capital markets. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of the Common Stock, variations in the Company's operating results, change in earnings estimates by the Company and/or securities analysts, publicity regarding the industry or the Company and the adoption of new statutes or regulations in any the Company's particular industries. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the shares of Common Stock.

Control by Directors and Officers
---------------------------------

         Senior Care's directors and executive officers and their affiliates beneficially owned approximately 72.2% of the Company's outstanding shares of Common Stock prior to this Tender Offer being made to Tri-National shareholders. As a result, these stockholders, acting toge7ther, would be able to significantly influence many matters requiring approval by the stockholders of the Company, including the election of Directors. A total of 60% of these shares become available for sale in accordance with Rule 144 in approximately one year. Rule 144 provides, in essence, that a shareholder who is an affiliate of the Company, after holding restricted securities for a period of one year, may every three months, sell them in an unsolicited brokerage transaction in an amount equal to 1% of the Company's outstanding common shares, or the average weekly trading volume, if any, during the four weeks preceding the sale. Non-affiliated shareholders holding restricted securities are not subject to the 1% limitation and may sell unlimited amounts of shares they own, under certain circumstances, after a one year holding period. If a substantial part of the shares, which can be sold were so sold, the price of the Company's common shares might be adversely affected.

Dependence On Key Personnel
---------------------------

         Our success will depend to a large extent on the executive personnel of both Senior Care and Tri-National that will be coming on board at Senior Care once this Tender is complete.

         Should Senior Care loose all or a majority of these executives, its business could be substantially impacted in an adverse way if personnel of similar caliber and experience could not be hired.

No Dividends With Respect to Common Stock
-----------------------------------------

         Senior Care has never paid any cash dividends on its common stock and it is unlikely that Senior Care will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

Shares Eligible for Future Sale
-------------------------------

         There are presently approximately 8,150,000 shares of Common Stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, 150,000 of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. The other 8,000,000 are controlled by an executive of Senior Care and will become eligible for resale in approximately one year.

         Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

Forward-Looking Statements and Associated Risk.
-----------------------------------------------

         This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes,""expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this Prospectus.

                            TERMS OF THE TRANSACTION

         Senior Care Industries, Inc. [Senior Care] is offering to buy up to 51% of the outstanding Common stock in Tri-National Development Corporation [Tri-National]. The stock of both companies is traded on the Over the Counter Bulletin Board [OTC:BB]. Senior Care is OTC:BB:SENC and Tri-National is OTC:BB:TNAV.

SUMMARY OF THE TRANSACTION:
--------------------------

How many shares of Tri-National Development will Senior Care buy?
----------------------------------------------------------------

Senior Care offers to buy up to 51% of the outstanding Common shares of Tri-National Development Corporation, approximately 20,000,000 Common shares of Tri-National.

What is Senior Care paying for the Tri-National shares?
------------------------------------------------------

Senior Care will give 1 Common share of Senior Care Common stock for every 3 shares of Tri-National that are tendered, plus 1 warrant which can be exercised to purchase an additional 1 share of Senior Care Common stock by paying $1 to exercise the warrant option at any time for a period of 1 year.

How long do you have to tender your Tri-National shares?
-------------------------------------------------------

You may tender your Tri-National Common shares at any time after the date this Tender Offer is made until August 31, 2001.

Will there be any subsequent offering to Common shareholders of Tri-National?
------------------------------------------------------------

It is not anticipated at this time that you will be able to tender your Tri-National Common shares after August 31, 2001.

Will the Tender Offer be extended?
---------------------------------

If a total of 51% of the Common shares of Tri-National are not tendered to Senior Care by August 31, 2001, then Senior Care may extend the offer for a longer period of time.

Can I change my mind after tendering my shares?
----------------------------------------------

At any time during the period when the Tender Offer remains open, that is, until August 31, 2001, you may withdraw and not tender your shares. Also, if your Senior Care Common shares and corresponding warrants have not yet been issued, for 40 days after the expiration of the Tender Offer, you may still withdraw and obtain a return of your shares.

Are there any conditions for the completion of the Tender Offer?
---------------------------------------------------------------

Yes, Senior Care must receive tenders from at least 51% of the outstanding shares in Tri-National or Senior Care can opt not to accept any shares.

How do I tender my shares?
-------------------------

If you hold Tri-National Common shares, you must sign and complete the letter of transmittal designating the number of shares of Tri-National you wish to tender in this Tender Offer and send the letter of transmittal, together with your Tri-National Common stock certificates and any other required documents by one of the mailing methods designated in the letter of transmittal, so that it is received by the transfer agent at the address provided on the letter of transmittal before the expiration date of August 31, 2001.

How do I tender my shares if they are held by a broker?
------------------------------------------------------

If your Tri-National Common stock is held by a broker, you should receive instructions from your broker on how to participate in this Tender Offer. Contact your broker directly if you have not already received instructions. Some financial institutions may effect tenders by transferring shares electronically through the Depository Trust Company.

Will my Senior Care shares be free-trading on the Over the Counter exchange?
---------------------------------------------------------------------------

Yes, Senior Care intends to file an S-4 Registration Statement to register both the Common shares and Warrants which it issues pursuant to this Tender Offer.

When will the registration of the shares which I will receive be completed and when can I start selling my shares in Senior Care if I want to do so?
----------------------------------------------------------------

Senior Care intends to file an S-4 Registration Statement at the earliest possible time after this Tender Offer is published and mailed to you. The Registration Statement may not become effective for a period of time after it has been filed. Your stock and warrants in Senior Care will not be issued pursuant to this Tender Offer until the Registration Statement is effective.

What is the price comparison between my shares in Tri-National as opposed to Senior Care as of the date of this Tender Offer?
--------------------------------------------------------------

As of May 10, 2001, prior to the announcement of this Tender Offer, Tri-National Common stock had been trading on the Over the Counter Bulletin Board [OTC:BB:TNAV] at approximately $.10 per share on an average over the last several days. During this same period of time, Senior Care Common stock had been trading on the Over the Counter Bulletin Board [OTC:BB:SENC] at from a high of $3.50 to a low of $2.75 during that same period of time.

What was the book value per share and earnings per share for Senior
Care and Tri-National Common shares before this Tender Offer was announced?
-------------------------------------------------------------------

Book Value per share of Senior Care as of March 31, 2001:       $.973

Book Value per share of Tri-National as of Jan. 31, 2001:       $.245

Diluted Earnings per share of Senior Care as of March 31, 2001: $(.014)

Diluted Earnings per share of Tri-National as of Jan. 31, 2001: $(.0158)

TERMS OF THE TRANSACTION:
------------------------

Senior Care Industries, Inc. [Senior Care] is offering to trade Common shares of Senior Care for Common shares of Tri-National Development Corporation [Tri-National]. Senior Care will buy up to a total of 51% of the outstanding shares of Tri-National. Senior Care may buy more than 51% of the outstanding shares of Tri-National but Senior Care is not obligated to do so.

The offer to tender your Common shares in Tri-National for Common shares in Senior Care will be available to you from the date of this Tender Offer and shall remain open until August 31, 2001.

As of the most recent report filed by Tri-National with the SEC, Tri- National had a total of 37,685,464 Common shares outstanding. Senior Care guarantees to buy at least 19,219,586 shares. Senior Care may buy more shares than 19,219,586 but it is not required to do so.

Senior Care will pay for each share of Tri-National which is tendered the following:

1 share of Senior Care Common stock for 3 shares of Tri-National Common stock, plus 1 warrant which is convertible into Common stock of Senior Care upon the payment of an option fee of $1.

In the event an insufficient number of shares is tendered within the period from the date of this Tender Offer until August 31, 2001, Senior Care may extend the period of the Tender Offer. It is unlikely that the period will be extended if 51% of the Common stock of Tri-National is tendered prior to that date.

At any time during the period when the Tender Offer remains open, that is, until August 31, 2001, you may withdraw and not tender your shares. Also, if your Senior Care Common shares and corresponding warrants have not yet been issued, for 40 days after the expiration of the Tender Offer, you may still withdraw and obtain a return of your shares.

Senior Care must receive tenders from at least 51% of the outstanding shares in Tri-National or Senior Care can opt not to accept any shares. In the event Senior Care does not receive a sufficient number of shares of Tri-National to meet the 51% requirement, then Senior Care may opt to return all of the shares tendered or Senior Care may opt to continue with the tender, accept the shares tendered and/or extend the option period.

If you hold Tri-National Common shares, you must sign and complete the letter of transmittal designating the number of shares of Tri-National you wish to tender in this Tender Offer and send the letter of transmittal, together with your Tri-National Common stock certificates and any other required documents by one of the mailing methods designated in the letter of transmittal, so that it is received by the transfer agent at the address provided on the letter of transmittal before the expiration date of August 31, 2001.

A copy of the letter of transmittal is attached to this Tender Offer.

If your Tri-National Common stock is held by a broker, you should receive instructions from your broker on how to participate in this Tender Offer. Contact your broker directly if you have not already received instructions. Some financial institutions may effect tenders by transferring shares electronically though the Depository Trust Company.

The Common shares of Tri-National which you are tendering pursuant to this Tender Offer may be free-trading, that is you may have bought it in the Over the Counter market, or it may be restricted pursuant to Rule 144. In any event, Senior Care is registering those shares by filing a Registration Statement with the SEC and this Prospectus is filed for the purpose of offering these securities.

The Registration Statement may not become effective for a period of time after it has been filed. Your stock and warrants in Senior Care will not be issued pursuant to this Tender Offer until the Registration Statement is effective.

Senior Care expects that the shares which you receive will be traded on the Over the Counter Bulletin Board [OTC:BB:SENC] under the symbol SENC.

                         PRO FORMA FINANCIAL STATEMENTS
                        FOR SENIOR CARE INDUSTRIES, INC.

Senior Care concluded the purchase of certain Mexican assets of Tri-National Development's Mexican wholly owned subsidiaries as of April 30, 2001. As a result of these transactions, the Balance Sheet of Senior Care was significantly changed. What follows is the condensed balance sheet for Senior Care after this property transaction has been completed showing what the balance sheet would have looked like if the transaction had been completed by March 31, 2001, the last period which was reported by Senior Care.

PRO FORMA TABLE OF CONTENTS;

Letter from Ludlow & Harrison ............................................ 15

Condensed Balance Sheet .................................................. 16

Notes to Condensed Balance Sheet ......................................... 17

Ludlow & Harrison
A CPA Corporation
3545 Camino Del Rio South, Suite D
San Diego, CA 92108

Board of Directors                                 May 11, 2001
Senior Care Industries, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

We have examined the pro forma adjustments reflecting the transaction described in Note 1 and the application of those adjustments to the historical amounts in the accompanying pro forma condensed balance sheet of Senior Care Industries, Inc. as of March 31, 2001. The historical condensed balance sheet is derived from the historical financial statements of Senior Care Industries, Inc. Such pro forma adjustments are based upon managements' assumptions described in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included such procedures as we considered necessary in the circumstances.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma condensed balance sheet is not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above- mentioned transaction actually occurred earlier.

In our opinion, managements' assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transaction described in Note 1, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those assumption to those adjustments to the historical financial statement amounts in the pro forma condensed balance sheet as of March 31, 2001.

/s/ Ludlow & Harrison
---------------------
Ludlow & Harrison
A CPA Corporation

                         Senior Care Industries, Inc.
                            Condensed Balance  Sheet
                                 March 31, 2001

                                                Historical        Pro forma
                                                ----------        ---------
Assets

Current Assets                                $  1,813,310      $  1,813,310

Fixed Assets
 Machinery & Equipment                             170,364           170,364
 Real Estate                                    20,040,778        90,269,833

Other Assets                                     7,121,130         7,121,130
                                              ------------      ------------
Total Assets                                  $ 29,145,582      $ 99,374,637
                                              ============      ============

Liabilities & Stockholder Equity

Current Liabilities                           $  2,964,890         2,964,890
Long Term Liabilities                           15,855,274        25,534,329
                                              ------------      ------------
Total Liabilaties                             $ 18,820,164      $ 28,499,219

Stockholder Equity                              10,325,418      $ 70,875,418
                                              ------------      ------------
Total Liabilities & Stockholder Equity        $ 29,145,582      $ 99,374,637
                                              ============      ============

See pro forma report & notes to financial statements

                          Senior Care Industries, Inc.

                             Pro Forma Balance Sheet

                                 March 31, 2001

NOTE 1 On March 28, 2001, Senior Care entered into agreements with Tri-National Development Corporation to purchase certain real estate assets of the company and agreed to assume all debt encumbering those real estate assets. The purchase of the assets became effective on April 30, 2001:

1.     THE HILLS OF BAJAMAR

Under the contract with Senior Care, 650 acres will be conveyed plus 100% of Tri-National's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000, or in the area of $23,333 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock which will then be issued to Tri-National's Corporate Note holders.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

Senior Care purchased this property for $15,800,000 for the land and $279,055 for the commercial building under construction for total consideration of $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

3.  PLAZA ROSARITO

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

4.  PORTAL DEL MAR CONDOMINIUMS

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

                MATERIAL CONTRACTS WITH TRI-NATIONAL DEVELOPMENT

Senior Care completed the purchase of certain assets of Tri-National effective April 30, 2001 which were described in detail on the previous page, Page 17.

The transactions as completed were part of an overall plan whereby Senior Care would purchase certain of the Mexican assets of Tri-National while at the same time, making a Tender Offer to secure control of that company. Additionally, Senior Care intends as part of the overall transaction to assume certain parts of Tri-National's debt which Senior Care will pay through the issuance of Preferred stock to Tri-National's Corporate Note holders with respect to the Hills of Bajamar property and likewise, Senior Care intends to move forward with a similar program to amortize the debt of , Capital Trust, Inc. of New York totaling approximately $8,500,000.

Senior Care will register the shares which it is issuing pursuant to this Tender Offer and will also move to register the preferred stock which it will issue to assume the debt of Corporate Note holders and may do the same with respect to the debt owed by Tri-National to Capital Trust.

Senior Care also intends to employ certain members of present Tri-National management and has entered into employment agreements with each of the following Tri-National executives:

                                    POSITIONS HELD
NAME                    AGE         WITH THE TRI-NATIONAL              SINCE
----                    ---         ---------------------              -----

Michael A. Sunstein     58          Director, CEO &                    1989
                                    President
Gilbert Fuentes         67          Chief Financial Officer            1996
Bersain Gutierrez       43          V.P. Legal Counsel, Mexico         1998
Jason Sunstein          29          Secretary and                      1989
                                    V.P. Investor Relations

MICHAEL A. SUNSTEIN. Mr. Sunstein has been the Chief Executive Officer and a Director of the Tri-National since its founding 1989. Prior to joining the Tri-National, Mr. Sunstein spent 15 years in the housing industry, primarily with Kaufman and Broad Homes, Inc., a New York Stock Exchange listed company, where he served as President of the Midwestern Division and acting President of the East Coast Division. In those capacities he was responsible for the financial, building and delivery of approximately $30,000,000 in housing sales annually. He resigned from Kaufman and Broad and started his own firm in the building and materials and single-family home industry in Michigan, prior to moving to San Diego in 1982.

GILBERT FUENTES. Mr. Fuentes has been the Chief Financial Officer since 1996. He has 25 years of experience in the banking industry. He has held the positions of President and Chief Executive Officer, Senior Vice President, Chief Financial Officer, Treasurer and Comptroller for multi- billion dollar banking organizations. He has authored several articles in the fields of finance and cash management, as well as the 1992 and 1993 Economic Forecast of the United States and Mexico, published by the U.S. Mexico Foundation. Mr. Fuentes has developed innovative cash management systems, investment strategies and strategic financial plans that resulted in millions of dollars of incremental income for his former employers.

LIC. BERSAIN GUTIERREZ. Mr. Gutierrez joined the Company in October of 1998 as V.P. Legal Counsel, Mexico and Director of Mexican Operations. He has been instrumental in negotiating, coordinating title policies, surveys and the filing and approval for Municipal zoning and permits for the Company's real estate projects in Mexico. Prior to joining Tri-National, Mr. Gutierrez held high positions in the Secretaria de Hacienda y Credito Publico (I.R.S. of Mexico), as well as District Attorney for the Federal District of Mexico City. He also held high positions in the Procudaria de Justicia del D.F. (the F.B.I. of Mexico). Mr. Gutierrez graduated with honors from the law school of Universidad Autonoma de Mexico in 1979.

JASON A. SUNSTEIN. Mr. Sunstein has been Vice President of Investor Relations for the Company since 1989 and for MRI Medical Diagnostics, Inc. since 1992. He attended San Diego State University where he majored in Finance and is a licensed securities broker. He is the son of Michael Sunstein.

None of the executives of Tri-National who are being employed by Senior Care hold any stock in Senior Care. However, certain officers of Tri-National who are being employed by Senior Care hold stock in Tri-National which they intend to tender to Senior Care under the terms of this Tender Offer. The ownership of Tri-National officers and directors who will tender their shares to Senior Care or may tender their shares to Senior Care under the terms of this Tender Offer and who have signified to Senior Care that they support this Tender Offer are as follows:

The following table sets forth the ownership of the Common Stock in Tri-National by the officers and directors that Senior Care intends to employ. These stock holdings were reported as of April 30, 2000 (based on a total of 31,647,534 outstanding shares of Common Stock at that time by its officers and directors. This is the last date upon which Tri-National reported the holdings of its officers and directors in an Annual Report by the filing of a Form 10KSB.).

NAME AND ADDRESS OF            SHARES BENEFICIALLY         PERCENTAGE
BENEFICIAL OWNER                     OWNED             BENEFICIALLY OWNED
-------------------            -------------------     --------------------
Michael A. Sunstein                2,063,240                 %6.519
Jason Sunstein                       275,000                  0.869
Gilbert Fuentes                       50,000                  *

Jason Sunstein, as President of Delanorte Investments, Inc. loaned the Company $301,650 during the fiscal year ended April 30, 2000 and was repaid $153,870, leaving a balance due at April 30, 2000 of $147,780. Additionally, Michael Sunstein, as President of Palomar Investments, Inc., loaned the Company $264,150 during the same year and was repaid $142,500, leaving a balance due at April 30, 2000 of $121,650.

Management of Tri-National is supporting the Senior Care Tender Offer. Certain members of Tri-National management will also be employed by Senior Care which creates a conflict of interest between the interest of those persons who are being hired by Senior Care and are, at the same time recommending that Tri-National shareholders accept this Tender Offer.

The transactions which are described above whereby Senior Care obtained certain Mexican properties of Tri-National's Mexican subsidiaries was voted upon by the Board of Directors of Tri-National and was approved by them. The members of the Board of Directors who voted to approve these transactions are among the same persons who will now be employed by Senior Care including Michael A. Sunstein who is Board Chairman and a member of the Board. Mr. Sunstein was not employed by Senior Care when he voted as a member of the Board to support these sales to Senior Care. However, he knew at that time that as a part of the entire package, Senior Care had offered to employ him in the future.

Additionally, on April 30, 2001, Senior Care loaned a total of $35,000 to a subsidiary of Tri-National which was used by the officers of Tri-National to pay certain on going obligations for office and support of the office of Tri-National in San Diego. This loan was made on terms which required Michael Sunstein to pledge his shares of stock in Tri-National as collateral for the loan. Under the terms of this loan agreement, a total of 2,063,240 shares of Tri-National were pledged to Senior Care to secure repayment of the monies loaned. The loan is due 180 days from April 30, 2001 and bears interest at the rate of 10% per annum on the declining balance due.

There was no transfer of the voting rights to the shares pledged as collateral for the loan. Those rights remain with Michael Sunstein. He would loose the voting rights only in the event the collateral is foreclosed for non-payment of the loan on a timely basis.

The purpose of this transaction is for Senior Care to gain control of Tri-National and thereby be able to coordinate the development of Senior Care age restricted properties and similar properties presently under development by Tri-National.

The Common stock in Tri-National which, if tendered, will be purchased by Senior Care in exchange for Common stock in Senior Care will be held by Senior Care as an investment. It is not contemplated that Senior Care would sell or otherwise transfer the stock which it purchases in Tri-National.

Though it is not contemplated by Senior Care that a merger of Tri- National and Senior Care will result from this purchase of shares in Tri-National by Senior Care, there is no guarantee that Senior Care would not, in future, propose such a merger. Furthermore, it is possible that Senior Care might act to reorganize, liquidate or otherwise change the present structure of Tri-National. There are no present plans to do any of these things. However, Senior Care may, after the Tender is completed, move to do any of these things.

Senior Care also intends to change the Board of Directors of Tri-National once the Tender is complete and providing Senior Care obtains a controlling interest in Tri-National. In all likelihood, Senior Care would substitute the present Board of Directors with Senior Care Board members in combination with certain present Board members of Tri-National.

The present members of the Board of Directors of Senior Care who could become members of the Board of Directors of Tri-National following completion of the Tender are set forth below. This does not guarantee that these will be the persons who would become members of the new Board but it is an indication of the persons who would most likely become members:

In addition to Michael Sunstein who is already a member of the Board of Tri-National, it is anticipated that Gil Fuentes will also become a member of the Board. The biographies of these two individuals was set forth above. In addition, it is likely that the following persons from Senior Care would join the Board in lieu of the present members:

Mervyn Phelan, Sr., Presently Chairman, Chief Executive Officer, Director of Senior Care.

Mr. Phelan is a licensed real estate broker in the State of California. Since 1988, he has been a business and lending consultant to a large number of small and mid-sized companies. From approximately 1988 until 1997, during the nationwide recession, he specialized in the field of bankruptcy reorganizations. He has vast experience in the field of preparing businesses and their management team to break into normal financing channels even though the businesses may be financially challenged and under-capitalized. He pioneered innovative purchase and financing techniques for distressed property owners which effectively helped distressed sellers and provided value for new purchasers. In 1985, Mr. Phelan purchased Camino Real Savings & Loan, renamed it First California Savings Bank and aggressively entered the field of apartment building and hospitality-related commercial lending. First California was began making super priority loans in Chapter 11 Bankruptcy cases, also known as priming liens, loans used to save property from liquid- ation. Mr. Phelan=s career in the hospitality industry as a broker, business consultant and acquisition manager has spanned 35 years.

Robert Coberly, Presently Chief Financial Officer, Treasurer, Director of Senior Care.

Mr. Coberly graduated Magna Cum Laude from the University of San Diego in 1990 with a degree in Business Administration with an emphasis on finance. He brings 8 years of real estate experience to the Senior Care Industries Inc., management team. Mr. Coberly will focus on retail and residential development with the company, utilizing his national network of contacts gained through his years with CB Commercial and Marcus & Millechap. Mr. Coberly has initiated and sold over $100,000,000 in real estate throughout the United States and will focus on the eastern U.S. for the Company. He is a licensed real estate broker.

Mr. Coberly's employment for the prior 5 year period has been as a real estate agent with CB Commercial and Marcus & Millechap, in Los Angeles, California. Recently, he relocated to Capital Realty in South Pasadena, California.

John Cruickshank, Presently Senior Vice President, Secretary, Director of Senior Care.

Mr. Cruickshank is a graduate of the University of Vermont and Boston College Law School. For the last 10 years he has been a business consultant working mainly in connection with the law offices of Lawrence R. Young & Associates, P.C. in Downey, California as a consultant to Mr. Young's clients on business affairs. He left that position and joined Senior Care in April of 2000.

It is anticipated that the Common stock of Tri-National will continue to be traded on the Over the Counter Bulletin Board [OTC:BB:TNAV] under the trading symbol TNAV.

Also, it should be noted that Tri-National completed its fiscal year on April 30, 2001 and its Annual Report will be filed on a timely basis with the SEC. There will be no changes in reporting requirements and there is no anticipated change of principal accountant for Tri-National.

Additionally, Senior Care agreed to create a new class of convertible preferred for the purpose of paying Tri-National's approximately 300 Corporate Note holders with notes due in the amount of approximately $11,262,481, that Senior Care would make every reasonable effort to register this new class of preferred, amortizing the preferred stock with payments from the sales of residential lots at the Hills of Bajamar.

Following the completion of the Tender and transfer of all of the properties which were sold to Senior Care by Tri-National, Senior Care agreed to use its best efforts to complete the filing of an SB-2 Registration Statement to raise approximately $15,000,000 through a new stock issue.

By its agreement, Tri-National agreed to hold Senior Care, its officers, directors and shareholders harmless from any and all claims which might arise against Tri-National, its officers and directors.

                        INTERESTS OF EXPERTS AND COUNSEL

LEGAL MATTERS:

The validity of this offering will be passed upon for Senior Care by Lawrence R. Young & Associates, P.C., Lawrence R. Young, Esq. whose address is 9530 E. Imperial Highway, Suite K, Downey, CA 90242-3041.

ACCOUNTANTS & AUDITORS:

The balance sheets as of December 31, 1999 and December 31, 2000 and the statements of operations, shareholders' equity and cash flows for the periods then ended were prepared by Ludlow & Harrison, A CPA Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

STOCK DEPOSITORY:

The Agent who will act as a depository for your stock and will handle this transaction and any questions regarding the surrender of shares and execution of the letter of transmittal should be addressed to:

First American Stock Transfer, Inc.
1717 E. Bell Road, 2-155
Phoenix, AZ 85022
Telephone: (602) 485-1346

STOCK TRANSFER AGENT:

The stock transfer agent for Tri-National is:

Computershare Investor Services, Inc.
Stock & Bond Transfer Services
Montreal Trust Centre
510 Burrard Street
Vancouver, BC V6C 3B9
Telephone: (604) 661-0276

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows Senior Care to "incorporate by reference" information into this Prospectus, which means that Senior Care can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

The following documents filed by Senior Care are incorporated herein by reference:

1.      The Annual Report, Form 10-KSB filed on April 2, 2001;
2.      The Quarterly Report, Form 10-QSB filed on May 14, 2001;
3. The Tender Offer to Tri-National shareholders on initial Form TO-T filed on May 22, 2001 together with all of the exhibits attached thereto;
4. The Annual Report, Form 10-KSB filed by Tri-National Development Corp on August 14, 2000;
5. The Quarterly Report, Form 10-QSB filed by Tri-National Development Corp on March 22, 2001;
6. All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Prospectus incorporates). Requests should be directed to the Chief Financial Officer at Senior Care's executive offices, located at 410 Broadway, 2nd Floor, Laguna Beach, CA 92651. Senior Care's telephone number is
(949) 376-3125.

                     DESCRIPTION OF BUSINESS OF SENIOR CARE

Senior Care's Business Model
----------------------------

Senior Care is dedicated to building affordable housing for senior citizens. Currently, Senior Care has projects under construction in Southern California, Las Vegas, Nevada, in the Phoenix, Arizona area and in New Mexico.Sales on its condominium project in Los Angeles, California are presently underway. Taking advantage of compelling demographic and regional trends as well as substantial governmental and international investment in the Baja California region of Mexico, Senior Care recently purchased large tracts of property in the Rosarito Beach area of Baja California in Mexico. This property will also be developed for the senior market. The projects arewithin a one hour drive of San Diego, provide an alternative attraction to Palm Springs, Phoenix and Las Vegas.Where those desert communities are only viable six months of the year due to extreme heat during the summer months, Baja California offers a year-round climate which averages 75 degrees Fahrenheit. Additionally, Baja California offers the amenities available from its oceanfront location including fishing, sailing, swimming, surfing, other water sports, oceanfront golf and a competitive advantage other inland desert communities cannot provide.

Senior Care also owns Noble Concepts, a manufacturer of high-quality "Craftsman Mission"' furniture which is distributed throughout the United States to a variety of furniture retailers. Senior Care also utilizes Noble to furnish its models and rental units.

The Company generally invests in, manages, and develops senior housing, develops and manages office malls and strip malls and for-sale and rental, independent living age-restricted communities. In the future, Senior Care may enter into the development of assisted living centers for seniors.

History of the Company
----------------------

The Company was organized under the laws of the State of Idaho, February 26, 1968, as Golden Chest, Inc., for the purpose of acquiring and developing mineral properties. On April 5, 1999, the board of directors changed the Company name to Senior Care Industries, Inc., and changed corporate situs from Idaho to Nevada. The Company was re-incorporated on August 26, 1999 under the laws of the State of Nevada.

In 1985, the Company merged with TAP Resources, Ltd, (TAP) a British Columbia corporation in a transaction where the Company issued 1.25 shares of Golden Chest Inc common stock in exchange for each share of TAP common stock. At the time of the merger, the Company and TAP were partners in a minerals exploration joint venture. After the merger Golden Chest Inc. was the surviving corporation while TAP Resources was dissolved.

In 1990, the Company merged with Petro Gold Inc, a Washington corporation, in a transaction where the Company issued 3,000,000 shares of Senior Care Industries, Inc. common stock in exchange for all shares of Petro Gold, Inc. common stock. After the merger Senior Care Industries, Inc. was the surviving corporation while Petro Gold, Inc. was dissolved.

In 1999, the company transferred its assets and liabilities to Paymaster Resources Incorporated.

Significant Acquisitions of Senior Care Industries during 1999 and 2000
-----------------------------------------------------------------------

On August 31, 1999, the Company completed an asset purchase agreement where it purchased the assets and liabilities of East-West Developer, Inc. for a note payable of $700,000 and 1,880,122 shares or Senior Care Industries, Inc.'s common stock which was issued directly to the property owners whose properties were sold to the Company through this transaction.

Following the East-West Developer acquisition, Senior Care owned the following properties and assets:

1. a 45% membership interest in a limited liability company which owns a development project in Delran, New Jersey *;

2. a 47 unit senior condominium project in Monterey Park, California known as Evergreen Manor II which was under construction when Senior Care purchased it;

3. land approved for the construction of a 57 unit Senior Apartment Project in Albuquerque, New Mexico;

4. a 25,000 square foot strip center known as Friendly Bear Plaza located in Las Vegas, Nevada;

5. a 32,000 square foot office in Las Vegas, Nevada known as the Pecos Russell Business Center [This project was under construction when Senior Care purchased it];

6. the Company office headquarters building at 410 Broadway in Laguna Beach, California known as Broadway Acacia.

On April 28, 2000, the Company purchased all of the outstanding stock in Noble Concepts Fidelity, Inc., a furniture manufacturing company in San Diego, California. The effective date of the purchase was January 1, 2000 and the income and expense of that corporation is reflected on the first quarter income statement for Senior Care Industries, Inc.

On October 3, 2000, the Company purchased a controlling interest in Rent USA, a company that had begun entering into the business of renting and selling heavy duty construction and mining equipment.

--------------------------------------------------------------------------------
* The Company is involved in litigation regarding its membership interest in Delran and readers are advised to review the Litigation section of this Prospectus on Page 34 to get full details regarding that litigation and the Company's potential exposure.
--------------------------------------------------------------------------------

Significant Developments During the Year 2000
---------------------------------------------

The company completed construction on its 47 unit senior condominium project in Monterey Park, California known as Evergreen Manor II and unit sales commenced in January, 2001.

The company also completed its 32,000 square foot office complex in Las Vegas, Nevada, known as Pecos Russell Business Center and rented all available units. This office mall is a significant contributor of rental income to the Company.

Additionally, the Company has rental income from its 25,000 square foot strip mall, also in Las Vegas, Nevada, that is 95% leased to a variety of small businesses.

The Company also owns its headquarters office building in Laguna Beach, California, which it partially rents to tenants and gains additional rental income from that source.

Senior Care is under construction or about to commence construction on projects located in the following communities and states:

1. Senior Care already owns the land where a 57 unit Senior Apartment Project in Albuquerque, New Mexico will be built. The Company has not yet begun construction but where all plans have been approved;

2. a 223 residential lot senior restricted housing development in San Jacinto, California, approximately 40 minutes from Palm Springs and 10 minutes from Hemet, California with title to the property to transfer to Senior Care's wholly owned subsidiary in early May, 2001;

3. Flamingo 55 located in the City of Las Vegas, Nevada at the intersection of Flamingo Blvd. and Freeway 95 where the Company will build 55 senior restricted town homes. Plans were submitted to the Clark County Planning Department on this project in early August, 2000, have been approved and escrow closed on this project transferring title to the property to Senior Care's wholly owned subsidiary, Flamingo 55, Inc. on May 3, 2001.

By far the largest project presently being considered by the Company is the 715 acre project at the Lakes in Pahrump Valley, Nevada. This project which will take nearly 10 years to build eventually will comprise 2 golf courses, 2,000 residential housing units in a mixed use age restricted fully planned community. Escrow on this project was opened in July, 2000 and the plan development process is underway. Senior Care does not yet own title to this property.

On August 7, 2000, the Company agreed to purchase the Bellflower Christian Retirement Center, a 99 unit retirement home in Bellflower, California. Escrow on this sale should close in early July, 2001.

Important Events During the first quarter of 2001
-------------------------------------------------

On March 12, 2001, Senior Care retained a new Chairman of the Board of Directors and Chief Executive Officer, Mervyn A. Phelan, Sr. Prior to Mr. Phelan being named to these positions, Senior Care had been divided into three operating divisions. There was a real estate division, a manufacturing division, and a pharmaceutical, nutriceutical division.

The original concept had been that the Company's real estate division would invest in, manage, and develop senior housing, build and manage office and strip malls and build for-sale and rental, independent living age-restricted communities.

The Company's manufacturing division targeted for acquisition, ancillary companies whose products and services were in high demand by Seniors such as medical device manufacturers, specialty food manufacturing companies and furniture manufacturing companies, enabling the firm to service seniors both in and out of its age restricted communities with its own products.

The Company's pharmaceutical and nutriceutical division targeted for acquisition pharmaceutical and/or nutriceutical manufacturing companies and web based health products distributors as a feeder to manufacture and sell the products through an "E-commerce" pharmacy.

Mr. Phelan believed that the Company should become more focused and that it should move only to develop senior housing. Other than the ownership of Noble Concepts Furniture, Mr. Phelan directed and the Board of Directors approved the phasing out of all other projects of Senior Care, a complete phase out of the manufacturing division other than Noble and a complete termination of any and all negotiations with any company which would result in the development of an operating pharmacentical or nutriceutical division.

Noting that the expertise of the Company's management was geared toward real estate development, he directed and the Board agreed that Senior Care should concentrate totally on its senior housing development projects leaving only Noble Furniture as a ancillary business. It was also agreed that Rent USA and Equip USA would be spun off to other entities as soon as practicable.

On March 28, 2001, Senior Care entered into agreements with Tri-National Development Corporation to purchase certain real estate assets of the company and agreed to assume all debt encumbering those real estate assets. The purchase of the assets became effective on April 30, 2001:

1.     THE HILLS OF BAJAMAR

The Hills of Bajamar property is a 2,500-acre parcel located in the Municipality of Ensenada, on the Pacific Ocean side of Baja California, Mexico, roughly 50 miles south of San Diego, California. The purchase contract held by Tri-National which was completed in 1992 through Tri- National's wholly-owned Mexican subsidiary, Planificacion Desarollos de Jatay, S.A. de C.V. ("Planificacion"), provided for an overall purchase price of $6,000,000 for the 2,500 acres ($2,400 per acre or $.60 per sq. meter). Pursuant to that Agreement, the property is being purchased on a gradual basis in 247-acre increments at $600,000 for each increment. As of the date of the Purchase Agreement with Senior Care, Tri-National owned a total of 650 acres. The balance of 1,750 acres is held in a trust with Banco Ixe, with title to additional acres releasable to Tri-National as additional annual $600,000 payments are made. In the event Tri-National is unable to make its scheduled annual payments, the trust is subject to cancellation and the property will be subject to refinancing under which Tri-National may be required to pay a significantly higher price per acre. The balance owing on the remaining 1,750 acres is $4,200,000 at $600,000 annually with no interest until 2003. Senior Care purchased only the present 650 acres owned by Tri-National's Mexican subsidiary together with the right to purchase additional acreage as Tri-National becomes entitled to purchase it.

Under the contract with Senior Care, 650 acres will be conveyed plus 100% of Tri-National's rights under the Option Agreement. The purchase price by Senior Care was $14,950,000, or in the area of $23,333 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property under a formula that is set forth in the contract.

However, Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock which will then be issued to Tri-National's Corporate Note holders.

Tri-National originally purchased this property by selling nine-month Corporate Notes at 10% interest per annum which are all now due. The investors principal and interest were guaranteed by Tri-National and bonded by New England International Surety Co., for up to $15 million. Tri-National further collateralized the $15 million in bonding from New England International Surety Co. with a portion of its Hills of Bajamar property and paid over $1,000,000 in bonding fees. As of January 31, 2001 Tri-National had $11,262,481 in Corporate Notes outstanding, of which all were fully due and payable. There are presently approximately 300 holders of these Corporate Notes.

Under the terms of the Agreement with Senior Care, Senior Care will issue to the Corporate Note holders Series I Preferred stock. Series I Preferred stock will pay the Preferred shareholders a cumulative preferred return on their equity of 10% per annum. This return is paid by a 2% gross profit reservation on the sale of lots. Series I Preferred will be registered by the filing of an S-2 Registration Statement with the SEC. The stock will be redeemed for cash through the sale of Hills of Bajamar residential lots, with the Series I Preferred holders receiving 2% of the gross profit dedicated to pay a 50% of the net profits to redeem the shares.

The registration is made necessary due to the fact that Tri-National sold these Corporate Note obligations in reliance on exemptions from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This resulted in Tri-National becoming the subject of a cease and desist order issued by the Wisconsin Securities Division, based on sales of its Notes to Wisconsin residents.

Additionally, Tri-National was required to offer a rescission to California investors requiring Tri-National to repay all California investors their principal only.

Then, the Louisiana Commissioner of Securities commenced an investigation to determine whether Tri-National would be required to refund all investments in the Notes to Louisiana purchasers. The Company issued approximately $1,500,000 in Notes to Louisiana investors.

The nine- month promissory note program was brought to Tri-National by the investment banking firm, Johnson, Richards & Company, Inc., and Tri-National claims that they relied on representations made by that firm that a federal exemption was available under the right terms and conditions. With the proceeds being used for specific projects etc., the Notes were considered commercial paper and exempt from securities registration.

Because Tri-National relied on federal and state exemptions for placement of its Notes, it is possible that other states may find that the Tri-National did not comply with the various blue sky exemptions. The consequences of any such violations may vary from state to state, but could include the requirement that Tri-National rescind some or all of the sales in such states at the request of the affected subscribers and prepare formal registration statements and/or other documentation at the request of the securities regulators. Additionally, Tri-National and/or its officers may be subject to civil and/or criminal fines or penalties including, but not limited to, a sanction with regard to Tri-National's ability to make any public offering in the future.

The Registration of Series I Preferred issued to the Corporate Note holders by Senior Care would remedy this problem and would grant to the Corporate Note holders new guarantees and provisions for payment as well as provisions for payment of interest.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

In December of 1996, Tri-National entered into an acquisition agreement with Valcas Internacional, S.A., to acquire 100% of the stock of Inmobilaria Plaza Baja California, S.A., a Mexican corporation, including its existing assets, which included 16+ developed acres of ocean front land within the Bajamar resort with plans for 328 vacation ownership (timeshare) units for $16,079,055, payable with notes for $9,079,055 and stock.

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property under a formula that is set forth in the contract.

3.  PLAZA ROSARITO

On November 20, 1998, Tri-National Holdings, S.A. de C.V., a wholly owned Mexican subsidiary of Tri-National, purchased the Plaza San Fernando from Banco Bital with a $1 million cash down payment. In July of 1999, Capital Trust, Inc. of New York, the Company Investment Banker, provided the remaining $8 million necessary to close and complete the escrow.

Tri-National renamed this property, Plaza Rosarito. It is located in the heart of Rosarito Beach in Baja California, Mexico, minutes from the 20th Century fox film studio where "Titanic" was filmed and down the street from the famous Rosarito Beach Hotel. Plaza Rosarito includes 15 acres of undeveloped oceanfront land zoned for the 450-room hotel and convention center, 18 acres of developed land, including 187,500 square feet of existing steel, concrete and marble commercial space.

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National will receive a 7.5% to 12% participation in the net profits from the development and sale of the property based upon a formula that is set forth in the contract.

4.  PORTAL DEL MAR CONDOMINIUMS

In February of 1999, Tri-National, through a Mexican subsidiary, Tri-National Portal, S.A. de C.V. signed purchase agreements and provided a $500,000 down payment to acquire Portal Del Mar for $1,250,000. Portal Del Mar is a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarito Beach. The 126 ocean view condominiums are in various stages of completion, with approximately 46 completed.

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 50,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, Tri-National's Mexican subsidiary will receive a 7.5% to 12% participation in the net profits from the development and sale of the property based upon a formula set forth in the contract.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

Recap of Tri-National Acquisitions:
----------------------------------

Senior Care purchased assets held by Tri-National's Mexican subsidiaries as follows:

Name of Property        Purchase Price          Payment           Conversion           Repurchase Option
--------------------------------------------------------------------------------------------------------

Hills of Bajamar        $14,950,000             300,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions

Plazas Resort           $16,079,055             150,000 Series F  20% after 24 months  Repurchase option
Timeshares                                      Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions

Plaza Rosarita          $33,200,000             500,000 Series F  20% after 24 months  Repurchase option
                                                Preferred         20% each 12 months   30 days on 1st conversion
                                                                  Until all converted  30 days on later conversions

Portal Del Mar          $ 6,000,000             100,000 Series F  20% after 24 months  Repurchase option
                        -----------             Preferred         20% each 12 months   30 days on 1st conversion
                                                --------          Until all converted  30 days on later conversions
Total:                  $70,229,055            1,050,000 Shares
                                               Series F Preferred

1,000,000 shares of Series F Preferred converts into a total of 20,000,000 shares of Senior Care Common stock over the period of the conversion formula.

Based upon the above, Senior Care will obtain assets and assume debt on the Tri-National property acquisition as follows:

Senior Care purchased assets held by Tri-National's Mexican subsidiaries and assumed debt as follows:

Name of Property        Purchase Price          Debt Assumed        Net Assets Acquired
---------------------------------------------------------------------------------------

Hills of Bajamar        $14,950,000                                 $14,950,000

Plazas Resort           $16,079,055             $ 9,079,055         $ 7,000,000

Plaza Rosarito          $33,200,000                                 $33,200,000

Portal Del Mar          $ 6,000,000             $   600,000         $ 5,400,000
                        -----------             -----------         -----------
Total:                  $70,229,055             $ 9,679,055         $60,550,000


                     DESCRIPTION OF PROPERTY OF SENIOR CARE

Senior Care owns the following property:

The Company owns the office building which it occupies at 410 Broadway in Laguna Beach, California. It also maintains a furniture factory in San Diego, California which is leased.

The Company's corporate headquarters at 410 Broadway in Laguna Beach, California is an 5,600 square foot office building. The Company occupies a total of 800 square feet and the rest of the building is leased to tenants. Additionally, the Company occupies a total of 1,200 square feet of an office building which it owns in Las Vegas, Nevada. That building has a total of 8,000 square feet with the balance being leased to tenants.

A 25,000 square foot strip center located in Las Vegas, Nevada, known as Friendly Bear Plaza. This property is completely leased to tenants.

A 32,000 square foot office building in Las Vegas, Nevada, known as Pecos Russell Business Center. This project includes a total of four buildings which are rented to tenants.

The furniture factory, Noble Furniture, leases two properties, a 21,000 square foot facility and another 20,000 square foot facility, both in El Cajon, California. Both leases are gross leases with a monthly rental of .33 cents per square foot and both leases will terminate on May 1, 2002.

In addition, Senior Care has under construction and is holding for resale the following properties:

1. 47 unit Senior Condominium Project, Monterey Park, California known as Evergreen Manor II, which was recently completed and is in the process of being sold. After the sale of the condominium units, Senior Care will have no continued association with the property.

2. 57 unit Senior Apartment Project in Albuquerque, New Mexico, which is yet to commence construction. Senior Care presently owns the raw land and the development plans.

3. 54 unit town home project in Las Vegas, Nevada known as Flamingo 55 which will commence construction in August, 2001.

Through its Mexican subsidiary, Senior Care International S.A. de C.V., Senior Care owns the following properties:

1. 650 acres of raw land in Baja California known as the Hills of Bajamar;

2. The Plaza Resort Timeshares which are presently under construction in Baja California which, when completed will provide 328 vacation ownership (timeshare) units, plus a 26,000 square-foot adjacent commercial building under construction;

3. Plaza Rosarito is 9 acres which includes a partially completed shopping center and 15 acres of undeveloped beach front property in Rosarita, Baja California;

4. Portal Del Mar, a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarita Beach. The 126 ocean view condominiums are in various stages of completion, with approximately 46 completed.

                 LEGAL PROCEEDINGS WHERE SENIOR CARE IS A PARTY

Senior Care is involved in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

This action was filed on April 25, 2000. The complaint alleges that Defendants Willy Farah, Aziz Holding, Inc. and Madeline Farah, engaged in certain fraudulent transfers of shares of Senior Care stock to avoid having the shares become a part of Willy Farah=s bankruptcy estate. The complaint seeks to compel Madeline Farah and Aziz Holding, Inc. to turn over the shares of Senior Care stock to the Chapter 7 Trustee. The only relief sought against Senior Care in this action is an injunction prohibiting Senior Care from liquidating, selling, assigning, transferring, changing ownership in or otherwise disposing of the shares of Senior Care stock pending the Bankruptcy Court=s ruling on the fraudulent transfer issues.

Senior Care is cooperating with the Chapter 7 Trustee in this matter and is abiding by the terms of the preliminary injunction pending further order of the Bankruptcy Court. A trial in this matter was scheduled for January 5, 2001. On December 19, 2000, the trial was adjourned pursuant to an order of the Bankruptcy Court. Temporary restraints remain in place.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

This action was filed in the Bankruptcy Court for the District of New Jersey on April 10, 2000. International Thermal Packaging alleges that it owns a 45% interest in Delran Associates, LLC originally owned by Willy Farah. Ownership of this interest is also claimed by Senior Care. International Thermal Packaging seeks only a judgment that Willy Farah has no interest in Delran Associates, LLC, that the Delran interest is not the property of the bankruptcy estate and that Willy Farah transferred the interest for good and valuable consideration. Senior Care was not named as a party to this action but intervened via a consent order.

On November 17, 2000, the Chapter 7 Trustee filed an Amended Answer, Counterclaim and Crossclaim against additional Defendants/Interveners and third parties for declaratory and other relief naming Senior Care as a defendant. In the Amended Answer, the Chapter 7 Trustee asserted claims for declaratory relief in connection with the 45% interest in Delran Associates, LLC. The Chapter 7 Trustee=s claims are based upon allegations that a transfer of this interest from Willy Farah to CRT Corporation that occurred in August, 1998 was a fraudulent transfer in violation of the United States Bankruptcy Code. Through the Amended Complaint, the Chapter 7 Trustee seeks to have the Bankruptcy Court declare that the 45% interest in Delran Associates, LLC is property of the Willy Farah bankruptcy estate. Ownership of this interest is also claimed by Senior Care.

On December 21, 2000, counsel for Delran Associates, LLC filed an Answer to the Chapter 7 Trustee=s Amended Answer and Counterclaim. Delran filed a Crossclaim which alleges that Delran has a right of first refusal to purchase the 45% interest claimed by both Senior Care and International Thermal Packaging. Delran claims that the Delran Associates Operating Agreement gives them that right. The Crossclaim seeks a judgment declaring that all alleged assignments of the 45% interest in Delran are subject to this right of first refusal.

On January 10, 2001, Senior Care filed an Answer to the Amended Answer and Crossclaim of Delran Associates and that of the Chapter 7 Trustee, and intends to vigorously oppose the allegations of both the Chapter 7 Trustee and Delran Associates, LLC. Senior Care also filed a Crossclaim against Defendants, Delran Associates, LLC, Joseph Lipari, a member of the limited liability company, Aspi
K. Irani, the managing member of the limited liability company, wherein Senior Care claims that they have no right, title or interest in or to the 45% membership interest held by Senior Care in the limited liability company, that, in fact, Delan has no right of first refusal and that Senior Care is the holder of that limited liability company interest. The Crossclaim of Senior Care further seeks to impose a constructive trust on all proceeds derived from the sale of the real property owned by Delran and for an immediate accounting of all income, distributions and the disposition of assets of Delran.

On February 6, 2001, counsel for the Chapter 7 Trustee, counsel for Senior Care, counsel for International Thermal Packaging and counsel for Delran Associates, LLC, executed a First Amended Consent Order to set an Initial Discovery Schedule. Also included in the Consent Order is the grant of leave to amend to International Thermal Packaging to file a Second Amended Adversary Complaint against Senior Care alleging that Senior Care, as successor in interest to CRT Corporation, is jointly and severally indebted to International Thermal Packaging for $923,208.33 pursuant to a promissory note executed by CRT Corporation and American Auditors, Inc.

Senior Care does not deny this debt which it owes to East West Community Developer in a like amount and which has always been carried on the Senior Care balance sheet as a liability.

3. International Thermal Packaging, Inc. v. CRT Corporation, American Auditors, LLC, Delran Associates, LLC, Senior Care Industries, Inc., Aspi K. Irani, Joseph Lipari, Mervyn Phelan and Thomas Reichman, Docket No. ESX-L-6483-00, New Jersey Superior Court.

This action which was brought in 1999, was amended on April 12, 2000 naming Senior Care as a defendant. The action has been dismissed against Mervyn Phelan, Thomas Reichman and American Auditors, LLC since jurisdiction and venue could not be established against them in New Jersey.

Senior Care is named as the successor in interest to CRT Corporation and it is claimed that Senior Care is jointly and severally liable to International Thermal Packaging for $923,208.33 pursuant to the promissory note executed by CRT Corporation and American Auditors, LLC. Senior Care answered the Amended Complaint denying liability under the promissory note.

Defendant, Delran Associates, LLC, filed a Crossclaim against Senior Care alleging that it has a right of first refusal to purchase the 45% membership interest claimed by both Senior Care and International Thermal Packaging. The Crossclaim seeks a judgment declaring that all alleged assignments of the 45% membership interest were subject to this right of first refusal. Senior Care has answered the Crossclaim denying that Delran has a right of first refusal pursuant to the Operating Agreement in force at the time of the transfers of the 45% interest. The Crossclaim filed by Senior Care further seeks to impose a constructive trust on any and all proceeds derived from the sale of the real property owned by Delran and for an immediate accounting of all income, distributions and the disposition of assets of Delran.

This action was dismissed in March, 2001 based upon the parties agreement that all claims in this matter would be litigated in the Bankruptcy Court in the Adversary Proceedings discussed herein above in proceeding No. 00-3274.

         MARKET PRICE FOR SENIOR CARE STOCK & OTHER SHAREHOLDER MATTERS

Senior Care's authorized stock consists of 50,000,000 authorized shares of Common Stock, par value $.001 per share, of which 14,710,182 shares were outstanding as of June 15, 2001.

These securities are traded on the Over the Counter Bulletin Board [OTC:BB] under the symbol SENC. Over the last several weeks, this stock has traded at an average bid price of between $3.75 to $4.50 per share and an ask price of between $3.95 and $4.75. What appears below is a breakdown of the average high and low bid price over the last two years for Senior Care Common stock adjusted for stock splits:

Period                 High       Low
----------------------------------------
2nd quarter 1999       $ 30.00   $ 30.00
3rd quarter 1999         80.00     30.00
4th quarter 1999        230.00     50.00

1st quarter 2000        160.00     75.00
2nd quarter 2000        160.00    120.00
3rd quarter 2000         84.00     25.00
4th quarter 2000         38.00       .62

1st quarter 2001          3.50       .62
2nd quarter 2001          4.65      2.70

Senior Care has paid no cash dividends since its stock has been traded. It did pay a stock dividend of 1 share of common stock for each 10 shares owned in early 2000.

Senior Care has filed a series Registration Statements to register stock issued pursuant to the 2000 Stock Option Plan provided to officers and employees of Senior Care and the 2001 Stock Option Plan provided to officers and employees of Senior Care. Also, within the last three years, Senior Care has issued stock which was registered pursuant to an S-8 Registration Statement to consultants for work done in connection with various real estate purchases by Senior Care over the last two and one half years. Also, Senior Care filed an SB-2 Registration Statement on December 27, 2000 to register stock and warrants in connection with a private placement which was subsequently withdrawn by Senior Care. There have been no other registrations of stock within the last 3 years.

The following Registration Statements have been filed on Form S-8:
-----------------------------------------------------------------

A registration statement registering 107,000 common shares to consultants for work done by Senior Care filed on April 7, 2000 (An 11 for 10 stock dividend resulted in increasing the number of these shares to 108,070 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 3,603);

A registration statement registering 600,000 common shares to officers and directors pursuant to the 2000 Stock Option Plan filed on October 12, 2000 (An 11 for 10 stock dividend resulted in increasing the number of these shares to 660,000 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 20,000);

A registration statement registering 700,000 shares to consultants in connection with the East-West Community Development acquisition filed on December 8, 2000 (The 30 to 1 reverse split on March 15, 2001 reduced the number of these oustanding shares to 23,334);

A registration statement registering 1,600,000 shares to officers and directors pursuant to the 2001 Stock Option Plan filed on April 8, 2001; and

A registration statement registering 3,013,548 shares to consultants in connection with certain purchases of real property filed on April 9, 2001.

Common Stock
------------

Senior Care is authorized to issue a total of 50,000,000 shares of Common stock, $.001 par value. As of March 12, 2001, there were 13,399,001 Common shares outstanding.

On March 12, 2001, the Shareholders at their Annual Meeting authorized the Board of Directors in its discretion to allow a one time reverse split of the common shares of the Company, that reverse split not to exceed a 30 to 1 reverse split of shares. On the same day, the Board of Directors met and authorized a reverse split whereby each owner of 30 shares would receive 1 share as of March 15, 2001. This resulted in the number of common shares outstanding being reduced from 13,399,001 to 446,634 shares outstanding.

At the same meeting, the Board authorized the following common shares to be issued to officers and directors as follows:

1. To various officers and directors, a total of 1,600,000 shares under the terms of the 2001 Stock Option Plan. The options which were authorized and the persons to whom the were issued are as follows:

Robert Coberly, Chief Financial Officer, Treasurer & Director, 400,000 shares; John Cruickshank, Senior Vice President, Secretary & Director, 400,000 shares; Stephen Reeder, former Chairman, CEO and Director, 200,000 shares; Bob Eschwege, Vice President and Plant Manager, 300,000 shares; Scott Brake, Vice President & Director, 200,000 shares; Denzel Harvey, David Edwards and John Tanner, 100,000 shares each as Directors;

2. To the Aliso Circle Irrevocable Inter Vivos Trust, 8,000,000 shares;

Thereafter, the Board authorized the following issuance of Common shares for various reasons:

1. On April 19, 2001, an additional 3,013,548 Common shares were issued to consultants who worked on various acquisitions for the Company including the San Jacinto, California transaction and other acquisitions in Las Vegas, Nevada;

2. On the same date, a total of 250,000 Common shares were issued to the sellers of the Flamingo 55 project in Las Vegas, Nevada;

3. On April 26, 2001, 1,300,000 shares of Common stock to Perdico Properties Trust in connection with the purchase of the property in San Jacinto, California;

4. On May 29, 2001, 100,000 shares of Common stock to Hudson Consulting Group, Inc. for consulting services;

As of the date of this Offer, Senior Care had a total of 14,710,182 shares outstanding.

The following sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as of June 15, 2001, known by us to own beneficially more than five percent (5%) of our Common Stock and (ii) our officers and directors as a group since no one individual director or officer owns more than 5% of our Common Stock. There were a total of 14,710,182 shares of Common stock outstanding as of that date, June 15, 2001.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------
(i) Craig Brown                      1,041,183 Registered (5)         7.08%
    410 Broadway, Suite 203
    Laguna Beach, CA 92651

    Brian Eisberg                    1,004,516 Registered (5)         6.83%
    8 Vineyard Court
    Novato, CA 94947

    Michael Austin                   1,004,516 Registered (5)         6.83%
    1550 Bellwood
    San Marino, CA 91108

    Perdico Properties Trust         1,300,000 Restricted (5)         8.84%
    5670 S. Pecos
    Las Vegas, NV 89120

    Aliso Circle Irrevocable Inter
    Vivos Trust (4)                  8,000,000 Restricted (5)        54.38%
    1278 Glenneyre, Suite 212
    Laguna Beach, CA 92651

(ii) Officers and Directors
     as a group                      1,620,667 Registered (5)        10.88%



(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) There were no transactions, or series of transactions, during fiscal 1999 or 2000, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest. Management is informed that Aliso Circle Irrevocable Inter Vivos Trust has broadened its portfolio by selling its Senior Care Common stock to entities, none of whom own more than 5% of the Common stock in the Company, as of this reporting date.

(4) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

(5) Shares noted as being registered were registered by the filing of an S-8 Registration Statement and issuance of a prospectus for shares issued to officers, directors and consultants. Shares noted as being restricted were issued pursuant to Section 4(2) of the Securities Act of 1934, as amended and may only be sold under certain rules as generally described in Rule 144 which is described in detail elsewhere in this prospectus.

Issuance of Common Stock in Senior Care during last 3 years
that was un-registered:
-----------------------------------------------------------

In the last three years, Senior Care has made transactions with their common stock for cash, services, and acquisitions which were not registered under the Securities Act of 1933.

We have issued stock for services rendered for investor relations and other consulting services which were performed by Geneva Group, Inc., OTC Financial Network, The Hawke Group, Top 10 Financial Services and Hudson Consulting Group, Inc. This stock was issued in lieu of cash payments or in addition to cash payments in certain circumstances.

Additionally, Senior Care issued stock to acquire assets as follows:

(1) On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock which was convertible from 1 preferred share into 5 common shares. The preferred stock was converted in April, 2000. The total value of the acquisition of $8,404,176 based on the book value of net assets of East-West, which consisted of real estate assets that were appraised less related real estate loans.

(2) On May 15, 2000, the Company completed the purchase of Noble Concept Fidelity, Inc., a furniture manufacturing operation in San Diego, California in which it issued 750,000 shares of stock to shareholders of Cyrus Industries, Inc., the then owner of 80% of the shares of Noble Concept Fidelity, Inc., and 150,000 shares of common stock to Bob Eschwege, the manager, operator of the furniture company that was its founder and formerly 20% owner of Noble Concept Fidelity, Inc.

(3) On April 19, 2001, the Company issued 250,000 shares of Common stock to conclude the purchase of Flamingo 55.

(4) On April 26, 2001, the Company issued 1,300,000 shares of Common stock to conclude the purchase of the property in San Jacinto, California.

In connection with these acquisitions, Senior Care issued common shares as shown below:

Name            Date of Issuance          Number of Shares           Value of Shares at Issuance
------------     ----------------          ----------------           ---------------------------
Madeline Farah  Aug.31, 1999              13,334                     $1,111,500.00
Aziz Holdings   Aug.31, 1999              13,334                     $1,111,500.00
Friendly Bear   Aug.31, 1999               3,500                     $  233,415.00
Signature Prop. Aug.31, 1999               3,667                     $  244,530.00
Pecos Russell   Aug.31, 1999               6,667                     $  444,600.00
Broadway Acacia Aug.31, 1999               6,667                     $  155,610.00
Evergreen Manor Aug.31, 1999              73,333  *                  $4,890,600.00
Bob Eschwege    May 15, 2000               5,000                     $  226,893.00
Shareholders
of Cyrus
Industries      May 15, 2000              25,000                     $1,223,107.00
Flamingo 55     Apr.19, 2001             250,000                     $  250,000.00
Perdico Trust   Apr.26, 2001           1,300,000                     $1,300,000.00

* Originally, and prior to the 30 to 1 reverse split which took effect on March 15, 2001, Evergreen Manor had in 1999 received 600,000 shares plus 400,000 preferred shares which were convertible 5 for 1 to common stock. The preferred stock was converted to common stock in April, 2000. Since that time, a total of 600,000 shares were disbursed to one of the members of the limited liability company who withdrew and the remainder of 1,600,000 shares remains with the limited liability company and have not yet been disbursed to the members. The total number of shares then outstanding was subject to a 30 to 1 reverse split effective on March 15, 2001.

In all of the transactions shown above, the issuance, delivery and sale of our common stock was made pursuant to the asset exchange exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table.

Senior Care also issued common stock for services to employees, others and to employees whereby certain employees were entitled to receive common stock during the year 2000 as follows [This does not include the issuance of stock to employees under the 2000 Stock Option Plan or the 2001 Stock Option Plan where the shares have been registered]:

Name              Date of Issuance          Number of Shares         Value of Shares at Issuance
--------------    ----------------          ----------------         ---------------------------
American Accounting
& Auditing, Inc.  Apr. 6, 2000               1,667                   $100,000
Brian Dvorak      Apr. 6, 2000                 234                   $ 14,000
Defined Holding   Apr. 6, 2000               1,667                   $100,000
David Edwards     Apr.15, 2000               1,834                   $ 55,000
John Tanner       Apr.15, 2000               1,834                   $ 55,000
OTC Financial Grp.Apr.15, 2000                 834                   $ 75,000
Hawke Group       Apr.15, 2000                 334                   $ 30,000
Top 10 Financial  Aug.28, 2000                 834 warrants
Brian Eisberg     Dec. 1, 2000              11,667                   $ 10,500
Michael Austin    Dec. 1, 2000              11,667                   $ 10,500
Aliso Circle
Irrevocable Inter
Vivos Trust       Mar.12, 2001           8,000,000                   $  8,000
David Edwards     Mar.12, 2001             100,000                   $    100
John Tanner       Mar.12, 2001             100,000                   $    100
Hudson Consulting
Group, Inc.       Apr.26, 2001             100,000                   $175,000


In addition, Senior Care sold the following unregistered securities to the person named, in the amounts, for the consideration and the dates indicated:


 Name                        Date               Number of Shares  Consideration
 ----                        ----               ----------------  -------------

European Equity              July 8, 2000       4,715             $ 72,425.00
& Guarantee


In all of the transactions shown above, the issuance, delivery and sale of Senior Care common stock was made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table. All of the shares issued to European Equity & Guarantee and/or its clients contained a restrictive legend pursuant to Regulation S regarding sales of shares to offshore persons and entities.

Issuances of Preferred Stock which is Convertible into
Common Stock within the last three years
------------------------------------------------------

Senior Care has issued the following Preferred stock which is convertible into Common stock under certain circumstances and at certain specified times as follows:

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A Preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. As of December 31, 2000, there were no Series B Preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There is presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, the Company issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction.

SERIES E
--------
Series E Preferred has never been used and there are no shares outstanding in this series.

SERIES F
--------
Series F Preferred will be issued pursuant to the Tender Offer which Senior Care has made to its shareholders under the terms of which shareholders of Senior Care are being offered 1 share of Series F Preferred for each share of Common stock which the shareholder owns in Senior Care. The Series F Preferred shares convert into Common shares at the rate of 60 Common shares for every 1 Preferred share, 20% of the number of shares owned becoming convertible at the end of each 12th month anniversary date of the issue. These shares will be registered and issued pursuant to the Tender Offer and Prospectus. There are presently no Series F Preferred shares outstanding. It is anticipated that there could be up to 300,000 shares of Series F Preferred stock issued under the terms of the Tender Offer which expires on August 10, 2001 unless extended. Once converted, a maximum of approximately 18,000,000 Common shares would be issued over the 5 year period with a maximum of approximately 3,600,000 Common shares being issued each year.

SERIES G
--------
On April 28, 2001, Senior Care issued 1,050,000 shares of Series G Preferred stock to Tri-National Development Corporation in exchange for certain assets of Tri-National. These Series G Preferred shares are convertible into Common stock over a period of 5 years, 20% of the number of shares held on the 24th month anniversary date of the issue and 20% thereafter on each 12th month anniversary date until all of the shares are converted. Each Series
G Preferred share converts into 20 Common shares. Once converted, a total of 21,000,000 Common shares will be issued with a maximum of 4,200,000 being convertible on April 28, 2003 and 4,200,000 being convertible on each 12th month anniversary date thereafter.


                   FINANCIAL STATEMENTS OF SENIOR CARE

The audited Balance Sheet of Senior Care Industries, Inc., as of December 31, 1999 and December 31, 2000 and the related Statements of Operations, Stockholders' Equity and Cash Flows for those years then ended are attached hereto as Exhibit 13.1.

           SUPPLEMENTARY FINANCIAL STATEMENTS OF SENIOR CARE

The unaudited Balance Sheet of Senior Care Industries, Inc., as of March 31, 2000 and March 31, 2001 and the related Statements of Operations,
Stockholders' Equity and Cash Flows for those years then ended are attached hereto as Exhibit 13.2.

            MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
                     & RESULTS OF OPERATIONS OF SENIOR CARE

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto.

--------------------------

         THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING US, OUR BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES POSED BY MANY FACTORS AND EVENTS THAT COULD CAUSE OUR ACTUAL BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS TO DIFFER MATERIALLY FROM THOSE THAT MAY BE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION: THE IMPACT OF COMPETITION ON OUR REVENUES, CHANGES IN LAW OR REGULATORY REQUIREMENTS THAT ADVERSELY AFFECT OR PRECLUDE CUSTOMERS FROM USING OUR SERVICES; AND FAILURE BY US TO KEEP PACE WITH EMERGING TECHNOLOGIES.

         WHEN USED IN THIS DISCUSSION AS WELL AS IN OTHER ITEMS IN THIS PROSPECTUS, WORDS SUCH AS "BELIEVES", "ANTICIPATES", "EXPECTS", "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS REPORT. WE UNDERTAKE NO OBLIGATION TO REVISE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY SUBSEQUENTLY ARISE. READERS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US IN THIS REPORT AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ATTEMPT TO ADVISE INTERESTED PARTIES OF THE RISKS AND FACTORS THAT MAY AFFECT THE COMPANY'S BUSINESS.

Results of Operations
---------------------

The results of operations of Senior Care for the year ended December 31, 2000 compared to the year ended December 31, 1999 are discussed below and the financial statements concerning operations for these periods which appeared earlier in this Prospectus.

Revenues
--------

Presently, Senior Care receives income from rentals, sales of condominiums and sales of furniture from the manufacturing operation at Noble Concept Furniture. For the year ended December 31, 2000 gross rental income totaled $687,320, and furniture sales totaled $5,282,355 compared with rental income of $100,428 for the year ended December 31, 1999. There was no income from furniture sales during 1999 because Senior Care did not purchase the furniture operations until January 1, 2000. As of December 31, 2000, there had been no condominium sales. Total gross income for the year ended December 31, 2000 was $5,974,619.

Operating Expenses
------------------

Sales, General and Administrative

Selling, general and administrative costs were $1,811,027 for the year ended December 31, 2000, as compared to $140,892 for the year ended December 31, 1999. This increase was primarily attributed to the fact that the Senior Care only commenced operations in late 1999 and did not own the furniture manufacturing operation until January 1, 2000.

Net Profit or loss
------------------

Senior Care had a net loss of $20,921 from non-manufacturing operations and a profit of $26,548 from manufacturing operations for the year ended December 31, 2000 leaving a consolidated profit for that period of $5,617. However, after adjustments for accumulated amortization, the Company had a net loss of ($71,361). This contrasts with a net loss on operations for the year ended December 31, 1999 of $234,468. The turn around from loss to profit, before accounting for depreciation and amortization, is primarily attributable to manufacturing operations which commenced during the year 2000 and from the fact that Senior Care completed construction on Pecos Russell Business Center resulting in increased rental income during 2000. The net loss for the year ended December 31, 2000 was ($.005) per share basic and diluted while the loss for the year ended December 31, 1999 was ($.05) per share, basic and diluted.

Liquidity and Capital Resources
-------------------------------

To date, we have funded our capital requirements for our current needs from cash flows from our operations, from real estate construction loans and from equity lines of credit which the Company has available. Our cash position as of December 31, 2000 was $43,485 as compared to $38,117 as of December 31, 1999. During the year 2000, the Company had a net use of cash of ($1,114,999) from operating activities. The Company had a net use of cash of ($8,449,962) from investing activities and received net cash of $9,570,329 from financing activities resulting in a net increase of cash of $5,368.

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years.

In the immediate future, in order to fund our current working capital requirements, expand of our existing operations as well as acquire additional companies for growth, we intend to seek to complete an offering of equity securities. Senior Care intends to file a Registration Statement to raise approximately $15,000,000 through a best efforts underwriting during 2001. Additionally, we are in the process of obtaining construction loan of approximately $6,000,000 to build 54 town homes at our Flamingo 55 project in Las Vegas, Nevada, an additional construction loan of approximately $8,000,000 to build the first phase of 223 single family homes in San Jacinto, California (the total cost of the San Jacinto project is approximately $32,000,000 but the construction loan will be taken in phases and will roll out as homes in each phase are completed and sold) and a loan for $5,000,000 to complete construction on Plaza Rosarito in Baja California. Our ability to obtain additional sources of financing cannot be assured. Our growth is dependent on our ability to obtain such additional funding.

Our Future Capital Requirements
-------------------------------

Our greatest cash requirements during the next two years will be the need for cash for real estate projects which generally will come from land loans and construction loans which the Company will obtain directly from bank or institutional lenders. Noble Furniture already has a credit line from Celtic Capital which the Company believes will meet Noble's requirements for the immediate future. Funds required for the development of the properties acquired from Tri-National Development, Inc. will come from traditional real estate loans.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties and from profits in our manufacturing facilities, both present and contemplated. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and institutions to continue construction projects and real estate development projects.

                  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                     & FINANCIAL DISCLOSURE FOR SENIOR CARE

Senior Care is unaware of any disagreements with accountants on accounting principles or other matters and there have been no conditions placed upon the reports of any accountants engaged by Senior Care for the past two years.

            QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Senior Care has no debt instruments, forwards or future contracts, option contracts, swaps or complex instruments which would be subject to market risk. The Company has no stock investments in the market, holds no short positions on any security, has never written or purchased puts or call options, participated in swaps or purchased currency instruments, foreign or domestic, which would be subject to market risk.

Senior Care's real estate debt pays interest at fixed rates which are not subject to market changes in interest rates and as a result, the profit and cash flow of the Company is not affected by changing market rates.

         DESCRIPTION OF BUSINESS OF TRI-NATIONAL DEVELOPMENT CORPORATION

Tri-National Development Corp. [Tri-National] is a multi-faceted real estate development, sales and management company. The Company's development efforts are focused in four major areas: residential development, resort properties, commercial development and, indirectly through a majority-owned subsidiary, senior and assisted living facilities.

The Company's projects include current and planned developments, with a primary focus on large scale, multi-use projects. The Company started buying property in 1991 some 50 miles south of the San Diego border, in Baja California in a region known as the "Gold Coast", the stretch of land in between Tijuana and Ensenada. Since then, the Tri-National significantly added to its real estate holdings in this region through options and purchases of numerous projects, utilizing its long standing relationships and reputation to purchase quality properties at significant values.

The Company also actively pursued, through a majority-owned subsidiary, the development of assisted living facilities, primarily in the United States, to meet the growing need for well-person care for aging baby boomers in Southern California and Arizona.

The Company was founded in 1988 by Michael Sunstein and became a publicly traded Canadian corporation in 1989. Since then, the Company changed its original state of incorporation under the laws of the Province of British Columbia, Canada and on February 24, 1997 applied for Certificate of Registration and filed Articles of Continuation in the office of the Secretary of State of Wyoming. The Company is now incorporated under the laws of the state of Wyoming in accordance with W.S. 17-16-1710 without any break in corporate existence. The Company is publicly traded on the NASDAQ OTC BB under the symbol "TNAV" and under the symbol "TND" on the Hamburg Stock Exchange and the Frankfurt Stock Exchange. The Company maintains its executive offices in San Diego, California at 480 Camino Del Rio S., Suite 140 and its telephone number is 619-718-6370.

On April 30, 2001, Tri-National sold predominately all of its Mexican properties to Senior Care in exchange for preferred stock. It retained all of its United States properties and alliances through its subsidiaries. Additionally, it retained certain rights to its Mexican properties including participation with Senior Care in the development of those properties and also continues to retain its option rights to purchase additional acreage in the Hills of Bajamar.

Tri-National has retained its interest in International Health Networks ("IHN"), a Nevada corporation, is headed by three prominent physicians, all of whom are also shareholders of the Tri-National, including Dr. Jerry Parker, who is a director and officer of the Company.

The primary focus for IHN is a planned medical campus, to be built on the Hills of Bajamar property. The medical campus was originally outlined by IHN in 1997 in an agreement that called for 150 acres at the south end of the property at a price of $25,000 per acre with an option for an additional 100 acres at $60,000 per acre for 3 years. The Company retained the construction rights to build all required facilities on the combined 250 acres and maintain a property management contract. The campus is to include an acute care hospital associated with an recognized U.S. medical provider, a medical school complete with dormitories, class rooms and auditorium, medical exhibition center, R & D facilities for pharmaceutical industry and facilities for long-term care combined with anti-aging and wellness programs.

In May of 1999, Tri-National received the approvals from the Mexican government for the development of a medical school and a four-year university. Presently, the plans call for the construction of these facilities on the North end of the Bajamar property. Senior Care has indicated its willingness to cooperate to see that this endeavor can be completed.

In February of 1998, the Company sold 50 acres of its Hills of Bajamar property to Netrom, Inc. (OTC BB:NRMM) of San Diego, California for $60,000 per acre for 1 million shares of NetRom's Convertible Preferred Stock, at a value of $3.00 per share, plus a construction and multi-year management contract (See "NOTES TO THE FINANCIAL STATEMENTS"). NetRom, Inc., a developer of action sports CD-Rom and interactive internet programming, had originally intended to develop the site as a post-production multimedia studio, with additional rights to use the site for Action Sports events. NetRom is currently revising its corporate plans and is discussing revising this acquisition.

In June of 1998, the Company sold 50 acres of its Hills of Bajamar property to Taig Ventures, Inc., a Utah corporation, for $60,000 per acre for 3,000,000 shares of Taig's Convertible Preferred Stock, at a value of $1.00 per share, plus a construction and multi-year management contract. Taig Ventures Inc., a telecommunications company that services emerging markets, is based and has operations in Vancouver, B.C.. Taig has begun the pre-planning stages to develop infrastructure on the site to offer local and long distance telephone service, cable TV, cellular and internet access to Baja California. Taig's entry to this region follows on the privatization of Mexico's telecommunication services and a proposed border-free telecommunications zone between San Diego and Tijuana by the San Diego based International Communications Council.

Tri-National also holds options to purchase the Bajamar Ocean Front Resort located in Baja California, Mexico on the Pacific Ocean roughly 50 miles south of the San Diego border. This property is the subject of a June 1996 escrow established with Stewart Title Company of Houston, Texas. The escrow was opened with Desarrollos Urbanos Baja California, S.A., which is 1/2 owned by Grupo Situr, S.A., once the largest Mexican resort development-company in Mexico. Subsequent to the opening of the escrow, Grupo Situr's financial problems grew into a national issue and the Mexican government became involved with several banks involved with Grupo Situr in an attempt to work out the overall issues. The property at Bajamar, which is the subject of Tri-National's contract, represents only a small fraction of the Grupo Situr holdings. However, all contracts and sales were put on hold until a complete workout plan was effected with the banks. Consequently, the Company has retained its escrow position until a group resolution is completed.

The escrow includes the existing 27 holes of golf, the existing 81-room hotel, the clubhouse, tennis courts, land and plans for an additional 102- room hotel with conference center, land and plans for an additional 9 holes of golf and approximately 300 acres of developed land for residential housing adjacent to the golf courses. The closing of this escrow is also important to the timeshare and/or fractional ownership program that is located on land separate from this escrow that was transferred to Senior Care in the package sold to them on April 30, 2001. The timeshare and/or fractional ownership program will benefit from a relationship with the adjacent golf courses and hotel.

Senior Independent and Assisted Living and Alzheimer's Care
-----------------------------------------------------------

Alpine Gardens East (AGE) is a Nevada corporation created in January 1998 to focus on assisted living for senior citizens. Tri-National acquired 51% of this corporation for a combination of cash and preferred stock. The objective is to provide high quality assisted living services to senior housing residents in a cost-effective manner through AGE. AGE assisted living facilities are expected to combine housing, minimum health care and personal support for elderly residents who need assistance with certain activities of daily living, without the need of a complete nursing facility.

In June of 1998, AGE closed on the 5.5 acre developed parcel to build its first independent and assisted living project, known as Yougntown Gardens, in Youngtown, Arizona, just north of Phoenix and adjacent to Sun City. Tri-National invested approximately $2,000,000 in this project over the next two years.

Youngtown Gardens is approximately 95% completed. However, the principal developer, Youngstown Gardens, LLC defaulted on its principal loan on the property and filed for protection under Chapter 11 of the Bankruptcy Code in early May, 2001. Unless the debtor in that bankruptcy proceeding is able to confirm a plan of reorganization, Tri-National's subsidiary, AGE, could loose its investment in the property. However, Senior Care is presently negotiating with Youngstown Gardens, LLC to infuse capital into the project to finish it and become a co-proponent of a plan of reorganization which would result in Senior Care ultimately owning the completed property.

In November of 1999, Tri-National acquired 22.68 acres of undeveloped land in Temecula, California for $4,300,000 for a combination of cash and notes. Included in the purchase of the land was a business plan, drawings, permits, approvals and zoning for a retirement, independent and assisted living campus.

In April of 1999, the Tri-National also acquired 2.39 acres of undeveloped land in San Marcos, California for $800,000. The Company plans to develop a 60-unit Alzheimer's care facility on that property.

Citizens Business Bank Lawsuit and $5,000,000 award
---------------------------------------------------

On August 14, 1998, Tri-National and its wholly owned subsidiary, MRI Grand Terrace, Inc., appeared in the Superior Court of San Bernardino before the Honorable Barry Plotkin, to hear Chino Valley Bank, now known as Citizens Business Bank (AMEX:CVB), attempt to attack the judgment of approximately $5,000,000 signed by Judge Plotkin on June 3, 1998. Tri-National successfully defeated the bank's motion for a new trial, as well as a motion for the Judge to set aside the jury's verdicts reached on May 7, 1998. In denying Citizens Business Bank's motions, the court upheld the jury's respective verdicts of 12 to 0 and 11 to 1, wherein they found the bank guilty of fraud and negligent misrepresentation in connection with the sale of the Grand Terrace Retirement Hotel to Tri-National and MRI Grand Terrace, Inc. in 1992. On August 17, 1998, the bank posted a $7.5 million bond to allow time to decide whether or not to start the appeal process. Post judgement interest against the bank continues at the rate of approximately $500,000 per year. Citizens Business Bank has a total net worth of approximately $100 million.

Additionally, Tri-National's motion for attorney fees and costs was heard and approved on September 25, 1998. On December 3, 1998, the court awarded the Company an additional $185,000. These costs are in addition to the existing $5,000,000 judgement for punitive and compensatory damages, including pre-trial interest.

The bank filed its appeal on June 16, 1999. Tri-National filed its answer to that appeal on September 16, 1999 and will let the Appellate Court proceed. Oral argument has been made before the Appellate Court and a decision is expected soon.

Listing on Frankfurt and Hamburg Stock Exchanges
------------------------------------------------

In May of 2000, the Company met the admission requirements and was accepted for listing on the Frankfurt Stock Exchange under the symbol "TND". This follows the admission to the Hamburg Stock Exchange in March of 2000. The Frankfurt listing now provides even greater exposure for the Company in Europe as it enables German and other European investors to trade the Company's stock on local platforms, which significantly reduces their trading costs. Berliner Freiverkehrs AG, a leading German brokerage firm, has have agreed to serve as market maker for the Company's stock.

The Company leases one office facility in San Diego, California and one in Ensenada, Baja California under operating leases that expire in 2000 and the year 2001, respectively. The leases generally require the Company to pay all maintenance, insurance and property taxes and are subject to certain minimum escalation provisions.

             MARKET PRICE AND DIVIDENDS OF TRI-NATIONAL DEVELOPMENT

Presently, Tri-National has outstanding a total of 37,685,464 Common shares outstanding and which are the subject of the Tender Offer being made by Senior Care based upon its most recently filed quarterly report on Form 10QSB which was filed with the Securities & Exchange Commission [SEC] of March 22, 2001. These securities are traded on the Over the Counter Bulletin Board [OTC:BB] under the symbol TNAV. Over the last several weeks, this stock has traded at an average bid price of $.10 per share and an ask of $.10 per share. What appears below is a breakdown of the average high and low bid price over the last two years for Tri-National Common stock:

Period                 High       Low
-------------------------------------
2nd quarter 1999       $ .84     $ .40
3rd quarter 1999         .95       .43
4th quarter 1999         .65       .28

1st quarter 2000         .65       .25
2nd quarter 2000         .46       .25
3rd quarter 2000         .31       .14
4th quarter 2000         .10       .06

1st quarter 2001         .11       .06

Tri-National has paid no dividends of any kind since its stock has been traded. Tri-National filed a Registration Statement on December 30, 1999 registering 2,000,000 shares of Common stock pursuant to the 1998 Consultants & Employees Stock Option Agreement by the filing of an S-8 Registration Statement with the SEC. There have been no other registrations of stock within the last 3 years.

Senior Care has never purchased any stock in Tri-National nor do any officers or directors of Senior Care own any stock in Tri-National. However, Senior Care has purchased assets from Tri-National in exchange for preferred stock in Senior Care as is more fully discussed herein in Item 3, Identity and Background of the Filing Person.

                   FINANCIAL STATEMENTS OF TRI NATIONAL

The audited Balance Sheet of Tri National Development Corp., as of April 30, 1999 and April 30, 2000 and the related Statements of Operations,
Stockholders' Equity and Cash Flows for those years then ended are attached hereto as Exhibit 13.3.

           SUPPLEMENTARY FINANCIAL STATEMENTS OF TRI NATIONAL

The unaudited Balance Sheet of Tri National Deveopment Corp., as of January 31, 2000 and January 31, 2001 and the related Statements of Operations, Stockholders' Equity and Cash Flows for those years then ended are attached hereto as Exhibit 13.4.

                 MANAGEMENTS' DISCUSSION & ANALYSIS OF FINANCIAL
          CONDITION & RESULTS OF OPERATIONS OF TRI-NATIONAL DEVELOPMENT

Introduction
------------

By March 31, 2001, Tri-National had run out of cash for operations and had substantial loans payable which were due and could not be timely paid. The Company had been unable to complete any of its development projects and, as a result, had little or no income. Furthermore, due to the fact that many of its payables were delinquent, it was unable to borrow any money to continue operations.

Capital Trust who had loaned the Company $8,500,000 for the purchase of properties in Mexico, had sued the Company and its officers and directors seeking a judgment for any and all amounts due to it. The judgment was obtained and was perfected in California late in 2000. Management then entered into an agreement with Capital Trust under the terms of which they would forebear levy and seizure of assets pending payment of a substantial part of the judgment no later than May 17, 2001.

Additionally, loans on the Youngstown and Temecula projects were in default and foreclosure was imminent in both instances.

Finally, bond holders who had loaned money to the Company through a private placement subscription on a nine month basis, were due their money totaling more than $11,000,000.

Because of the Company's poor credit rating, it was unable to borrow any money even though it had substantial assets, many of which were unencumbered.

Results of Operations
---------------------

During the nine months ended January 31, 2001, the Company had a net loss of $(2,284,802) or $(0.064) per share, as compared to a net loss of $(5,596,602) or $(0.168) per share for the same period ended January 31, 2000. This change is primarily attributable to a reduction in the overall expenses associated with the Company's offering of its short-term promissory notes ("Notes") since the Company voluntarily ceased offering the Notes. Operating expenses for the nine months ending January 31, 2001 was $2,296,896, a decrease from $2,237,699 for the nine months ending January 31, 2000. This decrease is attributable to a reduction in the overall expenses associated with the Notes since the Company voluntarily ceased offering the Notes, and the resulting decrease in corporate note expense to $3,944 for the nine months ended January 31, 2001, compared to $2,169,449 for the nine months ended January 31, 2000.

It is particularly important to note that for the nine months ended January 31, 2001, the Company had total revenues of only $12,004. This compared with $194,244 in total revenues for the nine months ended January 31, 2000.

General & Administrative Expenses
---------------------------------

The Company's general and administrative expense for the nine months ended January 31, 2001 decreased to $625,115 from $933,228 for the same period ending January 31, 2000.

Liquidity and Capital Reserves
------------------------------

Net change in cash and equivalents during the nine months ended January 31, 2001 was $(5,024,681), compared to a net change in cash of $1,612,680 for the nine months ended January 31, 2000. This difference is attributed to primarily to cash used during the nine months ended January 31, 2000 in the construction of Youngtown Gardens. Net cash used by operating activities totaled $(650,071) for the nine months ended January 31, 2001, a decrease of $3,590,440 from $(4,240,511) for the nine months ended January 31, 2000. This difference is attributable primarily to a decrease in the net cash loss from operations and a decrease in the overall expenses associated with the Notes during the nine months ended January 31, 2001 as compared to the same period in 2000.

Net cash used by investing activities totaled $(4,020,279) during the nine months ended January 31, 2001, compared to $(26,536,363) provided during the nine months ended January 31, 2000. This difference is primarily attributable to funds used for Plaza Rosarito during the nine months ended October 31, 2000.

Net cash provided by financing activities totaled $(354,331) for the nine months ended January 31, 2001, compared to $32,389,554 in financing activities for the nine months ended January 31, 2000. This decrease is primarily attributable to the loan the Company placed for the acquisition of Plaza Rosarito and construction loan to build the Youngtown Gardens during the nine months ended January 31, 2000.

At January 31, 2001, the Company's cash, which includes cash reserves and cash available for investment, was $183,492, down from $2,073,703 at January 31, 2000. The decrease was primarily attributable to construction financing and mortgages for the acquisition and development of the Company's properties, including Alpine Gardens East, Youngtown Gardens, Temecula Gardens, Carlsbad and San Marcos, California properties, the Hills of Bajamar, Plaza Rosarito and Portal Del Mar.

Cash Requirements
-----------------

As noted above, the Company has run out of cash and had no way to borrow or refinance any property in order to raise cash. It had needs for cash to complete all of its projects which were under construction. It had no income from any of these projects.

Management determined that the only way that the Company could survive would be to sell a portion of its property to an entity that would be able to complete those projects while hoping to maintain some participation for Tri-National in those developments. The contracts which were reached with Senior Care answered these goals. Senior Care has purchased the Mexican properties and has agreed to assume the debt on those properties. Senior Care has also agreed to raise sufficient additional funds to complete the Plaza Rosarito shopping mall. Senior Care also intends to make an offer to Capital Trust to pay off Tri-National's obligation to them through the sales of property at Plaza Rosarito.

Additionally, Senior Care will offer to resolve the problem which Tri-National has with its bond holders. A full discussion of the plan to pay bond holders is set forth in the section discussing Terms of the Transaction beginning on Page 10 of this Prospectus.

During the interim period while this Tender Offer is being considered by Tri-National shareholders, Senior Care has offered to advance to Management a total of $200,000 to assist with operating expenses over the next several months. As of May 15, 2001, Senior Care had advanced a total of $60,000 for those purposes. $35,000 of that amount was collateralized by the stock holdings of Michael Sunstein in Tri-National. In the event the monies are not repaid, that stock may be sold to repay the debt. A Total of approximately 2,000,000 shares of Tri-National common stock was pledged for this loan.

Senior Care is also negotiating with Youngstown Gardens, LLC to become a co-proponent of a plan of reorganization which would result in a cash infusion of $2,000,000 into that project to complete it and to fund the plan. Under the proposed plan of reorganization, Senior Care would own the project upon plan confirmation. Tri-National would no longer have any interest in the project but would retain a claim against the estate of the bankrupt debtor and would, most likely, receive some dividend over time as a result of the plan. The amount which Tri-National would eventually receive has not yet been determined and, as yet, Senior Care has not obligated itself to support the Youngstown project.

                 DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING &
                FINANCIAL DISCLOSURE FOR TRI-NATIONAL DEVELOPMENT

There have been no disagreements with accountants on accounting or disagreements regarding financial disclosure for Tri-National Development for at least the last two years. The reports of the Company's auditors have have contained no conditions or warnings as of the latest audited financial statements which were for the period ended April 20, 2000.

                DESCRIPTION OF MATERIAL INTERESTS BETWEEN SENIOR CARE
                           AND TRI-NATIONAL DEVELOPMENT

Senior Care has negotiated and completed the purchase of certain assets of Tri-National which were described above in Material Contacts with Tri-National Development beginning on Page 18 of this Prospectus.

The transactions as completed were part of an overall plan whereby Senior Care would purchase certain of the Mexican assets of Tri-National while at the same time, making a Tender Offer to secure control of that company. Additionally, Senior Care intends as part of the overall transaction to assume certain parts of Tri-National's debt which Senior Care will pay through the issuance of Preferred stock to Tri-National's Corporate Note holders with respect to the Hills of Bajamar property and likewise, Senior Care intends to move forward with a similar program to amortize the debt of Capital Trust, Inc. of New York totaling approximately $8,500,000.

Senior Care will register the shares which it is issuing by this Prospectus and will also move to register the preferred stock which it will issue to assume the debt of Corporate Note holders and may do the same with respect to the debt owed by Tri-National to Capital Trust.

Senior Care also intends to employ certain members of present Tri-National management and has entered into employment agreements with them. Those agreements are more fully discussed in the section Directors and Officers of Senior Care and Tri National which follows this section of this Prospectus.

Additionally, on April 30, 2001, Senior Care loaned a total of $35,000 to a subsidiary of Tri-National which was used by the officers of Tri-National to pay certain on going obligations for office and support of the office of Tri-National in San Diego. This loan was made on terms which required Michael Sunstein to pledge his shares of stock in Tri-National as collateral for the loan. Under the terms of this loan agreement, a total of 2,063,240 shares of Tri-National were pledged to Senior Care to secure repayment of the monies loaned. The loan is due 180 days from April 30, 2001 and bears interest at the rate of 10% per annum on the declining balance due.

There was no transfer of the voting rights to the shares pledged as collateral for the loan. Those rights remain with Michael Sunstein. He would loose the voting rights only in the event the collateral is foreclosed for non-payment of the loan on a timely basis.

The purpose of the Tender Offer and this Registration of shares is for Senior Care to gain control of Tri-National and thereby be able to coordinate the development of Senior Care age restricted properties and similar properties presently under development by Tri-National.

The Common stock in Tri-National which, if tendered, will be purchased by Senior Care in exchange for Common stock in Senior Care will be held by Senior Care as an investment. It is not contemplated that Senior Care would sell or otherwise transfer the stock which it purchases in Tri-National.

Though it is not contemplated by Senior Care that a merger of Tri- National and Senior Care will result from this purchase of shares in Tri-National by Senior Care, there is no guarantee that Senior Care would not, in future, propose such a merger. Furthermore, it is possible that Senior Care might act to reorganize, liquidate or otherwise change the present structure of Tri-National. There are no present plans to do any of these things. However, Senior Care may, after the Tender is completed, move to do any of these things.

Senior Care also intends to change the Board of Directors of Tri-National once the Tender is complete and providing Senior Care obtains a controlling interest in Tri-National. In all likelihood, Senior Care would substitute the present Board of Directors with Senior Care Board members in combination with certain present Board members of Tri-National.

                      DIRECTORS AND OFFICERS OF SENIOR CARE
                           AND TRI-NATIONAL DEVELOPMENT

OFFICERS AND DIRECTORS OF SENIOR CARE:
-------------------------------------

Senior Care's Directors and Executive Officers, on April 30, 2001 including officers and directors who were in office as of December 31, 2000 but were no longer in office as of March 15, 2001, and their ages, positions held with the Company, length of time in such positions, and term of office are set forth below:

Name and Age          Current Position       Director Since     Officer Since
------------          ----------------       --------------     -------------
Mervyn Phelan, Sr. 60 Chairman, CEO          March 12, 2001     March 12, 2001
                      Director

Stephen Reeder 50     Chairman, CEO,         August 31, 1999    August 31, 1999
                      President,             Resigned           Resigned as CEO
                      Director               March 12, 2001     March 12, 2001

Richard Hart 52       Vice President,        August 31, 1999    August 31, 1999
                      Director               Term Ended         Term Ended
                                             March 12, 2001     March 12, 2001

Bob Coberly 33        Vice President,        August 31, 1999    VP since August 31, 1999
                      Chief Financial Officer,                  CFO since November 10, 2000
                      Treasurer                                 Treas. since March 12, 2001
                      Director

David Tsai 55         Vice President,                           August 31, 1999

John Cruickshank 60   Vice President                            VP since April 18, 2000
                      Secretary                                 Sec. since November 10, 2000
                      Director               March 12, 2001

Scott Brake 48        Director               August 31, 1999

David Edwards 52      Director               April 1, 2000

John Tanner 36        Director               April 1, 2000

Denzel Harvey 55      Director               April 1, 2000

Bob Eschwege 58       Vice President                            May 20, 2000

                                       55

The principal occupations and positions for the past several years of each of our executive officers and directors are as follows:

Mervyn Phelan, Sr., Chairman, Chief Executive Officer, Director

Mr. Phelan is a licensed real estate broker in the State of California. Since 1988, he has been a business and lending consultant to a large number of small and mid-sized companies. From approximately 1988 until 1997, during the nationwide recession, he specialized in the field of bankruptcy reorganizations. He has vast experience in the field of preparing businesses and their management team to break into normal financing channels even though the businesses may be financially challenged and under-capitalized. He pioneered innovative purchase and financing techniques for distressed property owners which effectively helped distressed sellers and provided value for new purchasers. In 1985, Mr. Phelan purchased Camino Real Savings & Loan, renamed it First California Savings Bank and aggressively entered the field of apartment building and hospitality-related commercial lending. First California was began making super priority loans in Chapter 11 Bankruptcy cases, also known as priming liens, loans used to save property from liquid- ation. Mr. Phelan=s career in the hospitality industry as a broker, business consultant and acquisition manager has spanned 35 years.

Stephen Reeder: President [Resigned as President Effective March 31, 2001]

Mr. Reeder brings 30 years of real estate development, construction, and investment experience to the company. Mr. Reeder has built and developed over 20,000 units throughout the western United States and will run the day to day operations of the company and head its construction division. In addition, Mr. Reeder has developed and constructed over 6,000 acres of master-planned communities, and developed and built on average, over $100,000,000 annually between 1985 and 1991. Mr. Reeder will run the day to day operations of the

Company with a particular focus on the development division, coordinating and directing the Company's acquisitions of existing and to-be-built properties and the real estate financing for the company.

Mr. Reeder employment for the prior 5 year period has been as an independent consultant and real estate investor, investing for his own portfolio and consulting with clients in their financing of real estate in the Western United States.

Richard Hart: Vice President, Director [Term Ended as Vice President and Director as of March 12, 2001]

Richard Hart has over twenty years of experience in the construction industry, and has been intimately involved with all manners of construction and developmental processes. He is a licensed general contractor in the State of California and is licensed to build all types of residential and wood frame construction commercial property.

During the last five years, Mr. Hart has been the owner and manager of Pacific Communities, a company specializing in the construction and rehabilitation of senior facilities and multi family homes in the Riverside/San Bernardino areas of Greater Los Angeles. Before his involvement with the Company, Mr. Hart served as the construction supervisor and project manager with the following construction and development firms: Van/Hart Performance Builders, La Ban Development, Special Projects, Sunkist Developers, Cal Cor, Regional Real Estate Developers, and Mike Pleman Developments. Mr. Hart will oversee the western United State construction projects for the Company reporting directly to Steve Reeder.

Scott Brake:  Director

Mr. Brake brings 30 years of business experience to the Board of Directors.

Mr. Brake's employment for the prior 5 year period has been as an independent business and financial consultant in Los Angeles, California.

David Tsai: Vice President

Mr. Tsai is a licensed architect. He graduated from Chung Yuan Christian College of Taiwan in 1967 and moved to California in 1969. After receiving his Masters Degree of Architecture at the University of California Berkeley in 1970, Mr. Tsai moved to Los Angeles and began his architectural career in the Southland.

Mr. Tsai's extensive commercial development and architectural experience derived from early years when he was employed by various renowned architectural firms in the Greater Los Angeles area. Mr. Tsai has participated in design work of landmark projects in Los Angeles, including the Downtown Hyatt Regency Hotel, the Broadway Plaza, and one of the tallest buildings in Los Angeles, the famous 60-story First Interstate Bank building.

In 1975, Tsai Development and Construction Corp. was founded. In 1977, due to increasing demand, an independent Development and Construction Division was formed, separated from the Architectural Division. He has since developed millions of square feet of commercial/retail, and thousands of multi- family residential units, senior units and single family homes. Mr. Tsai most recently created an efficient design for senior condominium projects and is under construction on numerous senior projects in the state of California, including Evergreen Manor, which is owned by Senior Care Industries Inc.

Mr. Tsai's employment for the prior 5 year period has been as the principal of Tsai Development and Construction, in Monterey Park, California. He is the principal designer and builder of the Evergreen Manor II owned by Senior Care.

Robert Coberly: Chief Financial Officer, Treasurer, Director

Mr. Coberly graduated Magna Cum Laude from the University of San Diego in 1990 with a degree in Business Administration with an emphasis on finance. He brings 8 years of real estate experience to the Senior Care Industries Inc., management team. Mr. Coberly will focus on retail and residential development with the company, utilizing his national network of contacts gained through his years with CB Commercial and Marcus & Millechap. Mr. Coberly has initiated and sold over $100,000,000 in real estate throughout the United States and will focus on the eastern U.S. for the Company. He is a licensed real estate broker.

Mr. Coberly's employment for the prior 5 year period has been as a real estate agent with CB Commercial and Marcus & Millechap, in Los Angeles, California. Recently, he relocated to Capital Realty in South Pasadena, California.

John Cruickshank, Senior Vice President, Secretary, Director

Mr. Cruickshank is a graduate of the University of Vermont and Boston College Law School. For the last 10 years he has been a business consultant working mainly in connection with the law offices of Lawrence R. Young & Associates, P.C. in Downey, California as a consultant to Mr. Young's clients on business affairs. He left that position and joined Senior Care in April of 2000.

David Edwards, Director

David Edwards resides in London, England and is in the international antiques importing business. He was born in London in 1948 and attended school at St. Georges. He was for many years the owner and operator of six major licensed premises in London. He is now retired from that business and spends most of his time in charitable endeavors including acting as trustee and vice-chair of the national charity for children suffering from cancer, the Lennox Appeal, is a member of the Sudbury Rugby Football Club and trustee of the Mountview Drama School.

John Tanner, Director

John Tanner was born in 1964 in Dublin, Ireland, was educated at the Delasalle Brother's School, embarked on a career in hotel management after attending the Royal Marine Hotel Management Course. He presently resides in East Anglia in the United Kingdom and maintains a large stable of horses, trains horses and is a member of the British Show Hack & Riding Association and the British Sports Horse Society. He competes in various horse shows and rides the hunt with the Thorlow in Suffock and, has been awarded a number of hunt buttons by four other hunts in the British Isles.

He presently is also in the antique business, has developed a serious interest in architecture and design. After rebuilding and remodeling Westgate House in Long Melford, he found himself rebuilding and redesigning houses of significance in England, Ireland, Spain and Germany.

Denzel Harvey, Director

Denzel Harvey has been for the last twenty years the owner and operator of Northland Rental & Supply, a heavy equipment rental company in San Dimas, California. His company has an exclusive arrangement with Rent USA to supply equipment to Northland for its customers. He is the brother of Al Harvey, the founder of Rent USA, Inc. Northland is a part of the Disabled Veterans Business Enterprise (DVBE) program in California and by Congress on a Federal level gives an entitlement to disabled veterans on a par with minorities. Denzel Harvey is a disabled veteran. Because of the agreement between Rent USA and Northland, Northland is able to favorably compete on all expenditures for State of California and Federal public works projects. The agreement between Northland and the Rent USA provides for an exclusive marketing arrangement whereby the Rent USA provides the material, equipment and supplies for all of Northland's projects. The agreement is for seven years and is renewable. The agreement is written and signed by both parties. There are only 600 DVBE registered businesses in the California and only one in the heavy construction field according to the Disabled Veterans Alliance. Northland has an advantage over other non DVBE companies when bidding on federally mandated construction projects. The most recent version of the law passed by Congress and by the California State Legislature requires that at least 3% of all contracts let in State and federally mandated projects be to DVBE owned companies.

Bob Eschwege, Vice President and Manager of Noble Furniture

Mr. Eschwege founded Noble Furniture in 1989 and has been with the Company since its inception. He handles all aspects of oversight of manufacture, design, and distribution. He is a master furniture and cabinet maker whose expertise goes far beyond the manufacturing of furniture to the showing and sale of the product to distributors nationwide.

Senior Care intends to employ the following officers and directors of Tri-National:

                                    POSITIONS HELD
NAME                    AGE         WITH THE TRI-NATIONAL              SINCE
----                    ---         ---------------------              -----

Michael A. Sunstein     58          Director, CEO &                    1989
                                    President
Gilbert Fuentes         67          Chief Financial Officer            1996
Bersain Gutierrez       43          V.P. Legal Counsel, Mexico         1998
Jason Sunstein          29          Secretary and                      1989
                                    V.P. Investor Relations

MICHAEL A. SUNSTEIN. Mr. Sunstein has been the Chief Executive Officer and a Director of the Tri-National since its founding 1989. Prior to joining the Tri-National, Mr. Sunstein spent 15 years in the housing industry, primarily with Kaufman and Broad Homes, Inc., a New York Stock Exchange listed company, where he served as President of the Midwestern Division and acting President of the East Coast Division. In those capacities he was responsible for the financial, building and delivery of approximately $30,000,000 in housing sales annually. He resigned from Kaufman and Broad and started his own firm in the building and materials and single-family home industry in Michigan, prior to moving to San Diego in 1982.

GILBERT FUENTES. Mr. Fuentes has been the Chief Financial Officer since 1996. He has 25 years of experience in the banking industry. He has held the positions of President and Chief Executive Officer, Senior Vice President, Chief Financial Officer, Treasurer and Comptroller for multi- billion dollar banking organizations. He has authored several articles in the fields of finance and cash management, as well as the 1992 and 1993 Economic Forecast of the United States and Mexico, published by the U.S. Mexico Foundation. Mr. Fuentes has developed innovative cash management systems, investment strategies and strategic financial plans that resulted in millions of dollars of incremental income for his former employers.

LIC. BERSAIN GUTIERREZ. Mr. Gutierrez joined the Company in October of 1998 as V.P. Legal Counsel, Mexico and Director of Mexican Operations. He has been instrumental in negotiating, coordinating title policies, surveys and the filing and approval for Municipal zoning and permits for the Company's real estate projects in Mexico. Prior to joining Tri-National, Mr. Gutierrez held high positions in the Secretaria de Hacienda y Credito Publico (I.R.S. of Mexico), as well as District Attorney for the Federal District of Mexico City. He also held high positions in the Procudaria de Justicia del D.F. (the F.B.I. of Mexico). Mr. Gutierrez graduated with honors from the law school of Universidad Autonoma de Mexico in 1979.

JASON A. SUNSTEIN. Mr. Sunstein has been Vice President of Investor Relations for the Company since 1989 and for MRI Medical Diagnostics, Inc. since 1992. He attended San Diego State University where he majored in Finance and is a licensed securities broker. He is the son of Michael Sunstein.

None of the executives of Tri-National who are being employed by Senior Care hold any stock in Senior Care. However, certain officers of Tri-National who are being employed by Senior Care hold stock in Tri-National which they intend to tender to Senior Care under the terms of this Tender Offer. The ownership of Tri-National officers and directors who will tender their shares to Senior Care or may tender their shares to Senior Care under the terms of the Tender Offer and who have signified to Senior Care that they support this Tender Offer are as follows:

The following table sets forth the ownership of the Common Stock in Tri-National by the officers and directors that Senior Care intends to employ. These stock holdings were reported as of April 30, 2000 (based on a total of 31,647,534 outstanding shares of Common Stock at that time by its officers and directors. This is the last date upon which Tri-National reported the holdings of its officers and directors in an Annual Report by the filing of a Form 10KSB.).

NAME AND ADDRESS OF            SHARES BENEFICIALLY         PERCENTAGE
BENEFICIAL OWNER                     OWNED             BENEFICIALLY OWNED
-------------------            -------------------     --------------------
Michael A. Sunstein                2,063,240                 %6.519
Jason Sunstein                       275,000                  0.869
Gilbert Fuentes                       50,000                  *

Jason Sunstein, as President of Delanorte Investments, Inc. loaned the Company $301,650 during the fiscal year ended April 30, 2000 and was repaid $153,870, leaving a balance due at April 30, 2000 of $147,780. Additionally, Michael Sunstein, as President of Palomar Investments, Inc., loaned the Company $264,150 during the same year and was repaid $142,500, leaving a balance due at April 30, 2000 of $121,650.

Management of Tri-National is supporting the Senior Care Tender Offer. Certain members of Tri-National management will also be employed by Senior Care which creates a conflict of interest between the interest of those persons who are being hired by Senior Care and are, at the same time recommending that Tri-National shareholders accept this Tender Offer.

The transactions which are described above whereby Senior Care obtained certain Mexican properties of Tri-National's Mexican subsidiaries was voted upon by the Board of Directors of Tri-National and was approved by them. The members of the Board of Directors who voted to approve these transactions are among the same persons who will now be employed by Senior Care including Michael A. Sunstein who is Board Chairman and a member of the Board. Mr. Sunstein was not employed by Senior Care when he voted as a member of the Board to support these sales to Senior Care. However, he knew at that time that as a part of the entire package, Senior Care had offered to employ him in the future.

OFFICERS AND DIRECTORS OF TRI-NATIONAL DEVELOPMENT:
--------------------------------------------------

The following table sets forth the name, age and position of each of the persons who were serving as executive officers and directors of the Company as of April 30, 2000.

                                    POSITIONS HELD
NAME                    AGE         WITH THE CORPORATION               SINCE
----                    ---         ---------------------              -----

Michael A. Sunstein     58          Director, CEO &                    1989
                                    President
Gilbert Fuentes         67          Chief Financial Officer            1996
Paul G. Goss*           58          V.P. Legal Counsel, U.S.           1996
Bersain Gutierrez       43          V.P. Legal Counsel, Mexico         1998
Shane Kennedy           36          Director                           1994
Arthur Lilly            68          Director                           1995
Dr. Jerry Parker        63          Director and                       1996
                                    V.P. Medical Development
Jay Pasternak           43          Director                           1994
Dr. Robert Rosen        53          Director                           1989
Jason Sunstein          29          Secretary and                      1989
                                    V.P. Investor Relations
Ted Takacs              52          Director                           1994
Craig Lanser                        V.P.                               2000
Robert Margolis                     V.P. Finance                       2000

Mr. Goss provides services to the Company as required.

Set forth below is biographical information about each of the Company's executive officers and directors.

MICHAEL A. SUNSTEIN. Mr. Sunstein has been the Chief Executive Officer and a Director of the Company since its founding 1989. Prior to joining the Company, Mr. Sunstein spent 15 years in the housing industry, primarily with Kaufman and Broad Homes, Inc., a New York Stock Exchange listed company, where he served as President of the Midwestern Division and acting President of the East Coast Division. In those capacities he was responsible for the financial, building and delivery of approximately $30,000,000 in housing sales annually. He resigned from Kaufman and Broad and started his own firm in the building and materials and single-family home industry in Michigan, prior to moving to San Diego in 1982.

GILBERT FUENTES. Mr. Fuentes has been the Chief Financial Officer since 1996. He has 25 years of experience in the banking industry. He has held the positions of President and Chief Executive Officer, Senior Vice President, Chief Financial Officer, Treasurer and Comptroller for multi- billion dollar banking organizations. He has authored several articles in the fields of finance and cash management, as well as the 1992 and 1993 Economic Forecast of the United States and Mexico, published by the U.S. Mexico Foundation. Mr. Fuentes has developed innovative cash management systems, investment strategies and strategic financial plans that resulted in millions of dollars of incremental income for his former employers.

PAUL G. GOSS. Mr. Goss has been a Vice President and General Counsel to the Company since September of 1996. Mr. Goss has been the Executive Vice President and General Counsel for One Capital Corporation, a private merchant bank with offices in New York and Denver since 1990. Prior to joining One Capital Corporation, Mr. Goss was engaged in the private practice of law in Denver, Colorado with a concentration in real estate, corporate and securities law. He is a member of the Denver and Colorado Bar Associations. Mr. Goss has a Masters in Business Administration in addition to his law degree from the University of Denver.

LIC. BERSAIN GUTIERREZ. Mr. Gutierrez joined the Company in October of 1998 as V.P. Legal Counsel, Mexico and Director of Mexican Operations. He has been instrumental in negotiating, coordinating title policies, surveys and the filing and approval for Municipal zoning and permits for the Company's real estate projects in Mexico. Prior to joining the Company, Mr. Gutierrez held high positions in the Secretaria de Hacienda y Credito Publico (I.R.S. of Mexico), as well as District Attorney for the Federal District of Mexico City. He also held high positions in the Procudaria de Justicia del D.F. (the F.B.I. of Mexico). Mr. Gutierrez graduated with honors from the law school of Universidad Autonoma de Mexico in 1979.

SHANE KENNEDY. Mr. Kennedy has been a Director of the Company since 1994. Mr. Kennedy has been an insurance adjuster for the Insurance Corporation of British Columbia since 1990 and is also President of Northern Trader Incorporated, which is an import and export company. He is Canadian citizen. Mr. Kennedy received his B.A. degree in Political Science from the University of British Columbia.

ARTHUR W. LILLY. Mr. Lilly has been a Director of the Company since 1995. Since January 1, 1995, he has been and is currently Vice President of Finance and Chief Financial Officer of Canlan Investment Corp. From 1968 to 1994, Mr. Lilly was a partner in the accounting firm of Lilly Johanneson, which served as the Company's auditors from 1988 to 1994. Mr. Lilly, a Chartered Accountant, has a Bachelor of Commerce degree from the University of British Columbia.

DR. JACOB J. PARKER. Dr. Parker has been a Director and V.P. Medical Development of the Company since 1996. Dr. Parker is currently Medical Director and Director of Radiology for several MRI centers and breast imaging centers in Northern California since 1973. He was previously Chief of Radiology and Nuclear Medicine at Ross General Hospital, Clinical Professor of Radiology at the University of California, Irvine, and Instructor of Radiology at the University of Southern California Medical Center from 1970 to 1988. Dr.Parker received his M.D. from the University of Manitoba, Canada in 1962.

JAY PASTERNAK. Mr. Pasternak has been a Director of the Company since 1994. He is a Canadian citizen who has spent the last ten years in the private practice of mental health counseling at the Denwood Institute in Toronto, Canada, Ontario Hydro, Futures Ontario and the Hubar Memorial Hospital, all Canadian government facilities. Mr. Pasternak is a C.L.S. graduate from McMaster University in Hamilton, Ontario (1994) and a Human Services Counselor graduate from George Brown University 1996.

DR. ROBERT R. ROSEN. Dr. Rosen has been a Director of the Company since 1989. Dr. Rosen is an opthamologist and is presently Executive Director of MAC-IPA, a 47 physician multi-specialty IPA in Montgomery County, Tennessee, where he is responsible for policy, long range strategic planning, physician recruitment, contracting and utilization review. From 1993 to 1995 he was Medical Director of the MidSouth Eye Center in Clarksville, Tennessee, a private practice, and Medical Director of EYE PA, a nationwide integrated delivery system for eyecare, a subsidiary of EYECORP/PRG. From 1992 to 1993 he was Associate Medical Director of East County Physician Medical Group (IPA) in San Diego, California and from 1977 to 1993 he was President and Medical Director of Eye Care Professionals in San Diego, a single specialty medical corporation. He was also Medical Director of the Pearle Eye Foundation from 1987 to 1993, a non-profit corporation and he also served as Medical Director for Pearle Visioncare, a California Knox-Keane HMO from 1986 until 1993. Dr. Rosen was Assistant Clinical Professor of Opthamology at the University of California, San Diego from 1977 until 1993.

JASON A. SUNSTEIN. Mr. Sunstein has been Vice President of Investor Relations for the Company since 1989 and for MRI Medical Diagnostics, Inc. since 1992. He attended San Diego State University where he majored in Finance and is a licensed securities broker. He is the son of Michael Sunstein.

THEODORE TAKACS. Mr. Takacs has been a Director of the Company since 1994. Mr. Takacs is a Canadian citizen who for the last ten years has been engaged in labor relations consulting and negotiation. He is presently a Constituency Assistant to the Honorable Bill Barlee in Osoyoos, British Columbia where he also owns and operates an orchard.

ROBERT MARGOLIS. Mr. Margolis has been V.P. Finance for the Company since early 2000. He has been engaged in the financial services industry for approximately 30 years. He brings a diverse financing and real estate lending background, having been the former President of Mortgage Bankers Acceptance Company, President of Western Empire Savings and Loan Association, Senior V.P. and Chief Loan Officer of Columbia Savings and Loan, Senior V.P. of Major and Construction Loan Department for Farwest Savings and Loan. His career has encompassed working with highly successfully individuals and achievement-oriented companies on a national level. During his career Mr. Margolis has been intrically involved in the financing of over $2 billion of construction and existing residential, commercial and industrial real estate throughout the United States.

ADVISORY TEAM

The Company has assembled a team of advisors to consult the Company from time to time on various business matters. The following are key members of the advisory team:

DOUGLAS MORGAN. Mr. Morgan joined the Company in 1989 as a shareholder and in September of 1998 as a consultant for internet marketing, web design and computer software, hardware and networking. Mr. Morgan is a Magna Cum Laude graduate from both Massachusetss Institute of Technology with a Bachelors Degree and Stanford University with a Masters Degree, both in Computer Science and Electrical Engineering. He has over 25 years of experience in the computer industry with an early background in programming, design and project management with companies such as Computer Sciences Corp., Hughes, NCR and Hewlett Packard.

DANIEL LOMAX. Mr. Lomax has been involved with the Company in various capacities since 1990 and most recently as President of Solymar, the construction company contracted to build the Company's assisted living facilities. Mr. Lomax entered the general contracting and development business in the State of California in 1960 with single-family homes, remodeling, commercial projects and major shopping center tenant improvements. In 1975, Mr. Lomax received his BI heavy construction license from the State of Arizona and started designing, building and financing single-family town homes, single-family lot homes and condominiums, exceeding 1,500 units.

LOUIS LESSER. Mr. Lesser has been a consultant to the Company since 1991 on financing and real estate transactions. Mr. Lesser has successfully built, owned and operated numerous real estate companies, hotel properties and oil and gas companies since 1935, including Chairman and President of Louis Lesser Enterprises, Inc. of Beverly Hills, CA, which was listed on the American Stock Exchange. Louis Lesser Enterprises built developed and operated over $1,000,000,000 of commercial and residential real estate properties and over $500,000,000 of housing projects for the Army, Navy, Air Force and Marine Corps. all over the U.S.

DAVID SONNENBLICK. Mr. Sonnenblick has been a consultant to the Company since 1996 on financing, real estate transactions and mergers and acquisitions. Mr. Sonnenblick is currently the Managing Director of the Los Angeles office for Sonnenblick Goldman Co., a national 105-year old investment banking firm, headquartered in New York. Mr. Sonnenblick has successfully closed transactions valued in excess of $1,000,000,000 on behalf of his clients. Mr. Sonnenblick attended the University of Denver where he was an honors student and completed his studies at the University of Colorado where he received a B.A. in Economics in 1982.

NORM EDWARDS.

Mr. Edwards has been a consultant to the Company since 1999 on administration, financing and mergers and acquisitions. Mr. Edwards has consulted with various companies for the past 26 years in areas of corporate development. Mr. Edwards obtained his Bachelors of Science degree in Business Administration from the California State Polytechnic College in Pomona, California in 1961. Mr. Edwards is a retired USAF Lt. Colonel, Command Pilot.

The Company does not have a standing audit or nominating committee of its board of directors, or committees performing similar functions. However, the Company plans to form such committees, as it is a requirement for listing on most exchanges and NASDAQ.

                EXECUTIVE COMPENSATION OF OFFICERS AND DIRECTORS

The following table sets forth the Summary Compensation Table for all of Senior Care's officers and directors who served during the last three fiscal years. No other compensation not covered in the following table was paid or distributed by the Company to such persons during the period covered. Employee Directors receive stock options for service on the Board of Directors.

    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options

Richard Hart 1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Martin
Richelli     1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-         933     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Denzel
Harvey       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-     100,000     -0-      -0-

David Tsai   1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Stephen
Reeder       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000       65,000     -0-       -0-          -0-        3,834    -0-      -0-
             2001       10,000     -0-       -0-          -0-      200,000    -0-      -0-

Bob Coberly  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001       15,000     -0-       -0-          -0-      400,000    -0-      -0-
John
Cruickshank  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999 (1)    -0-       -0-       -0-          -0-          -0-    -0-      -0-
Secretary    2000       38,850     -0-       -0-          -0-        1,833    -0-      -0-
             2001       40,000     -0-       -0-          -0-      400,000    -0-      -0-

Scott Brake  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-      200,000    -0-      -0-

Al Harvey    1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-

                                       65


    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options

Bob Eschwege 1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Plant Mgr.   2000       66,000     -0-       -0-          -0-        1,833    -0-      -0-
             2001       22,000     -0-       -0-          -0-      300,000    -0-      -0-
David
Edwards      1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-

John Tanner  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-        55,000         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-

Mervyn
Phelan       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001        -0-       -0-       -0-          -0- (2)      -0-    -0-      -0-


(1) Prior to becoming an officer or director of Senior Care, John Cruickshank received compensation of 50,000 pre-reverse split shares of common stock in lieu of cash for consulting services during 1999.

(2) Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr., Chief Executive Officer of Senior Care and Chairman of the Board of Directors. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr.

Tri-National has granted stock options to members of the board of directors in 1996, 1997 and 1998, outlined below. Other than these stock options, that Company does not pay compensation to its directors, nor does it maintain any pension, retirement or other arrangement. The board of directors for the Company held a total of eight (8) regular meetings during its last fiscal year. All directors attended each of the meetings via telephone conferencing.

STOCK OPTIONS GRANTED AND EXERCISED BY OFFICERS AND DIRECTORS OF TRI-NATIONAL

In December of 1996, 975,000 Employee Stock Options were issued to officers and directors to purchase Common Stock in the Company at a price of $.25 per share, expiring December 31, 1999. Prior to their expiration date of December 31, 1999, all 975,000 Employee Stock Options had been exercised at $.25.

For the year ended April 30, 1997 a total of 1,000,000 Employee Stock Options were issued to officers and directors to purchase Common Stock in the Company at a price of $.50 per share and expiring December 31, 1999. Prior to their expiration date of December 31, 1999, 601,000 Employee Stock Options had been exercised at $.50 per share.

For the year ended April 30, 1998 a total of 1,000,000 Employee Stock Options were issued to officers and directors to purchase Common Stock in the Company at a price of $.50 per share and expiring December 31, 1999. Prior to their expiration date of December 31, 1999, 50,000 Employee Stock Options had been exercised at $.50 per share.

The Employee Stock Options for 1999 and 2000 are being held, pending a Qualified Stock Option Plan that will be presented at the next Annual Meeting of the Shareholders.

otal compensation paid to officers of the Company for its past three fiscal years is set forth below:

                                                        Long Term Compensation
                                                   --------------------------------
                              Annual Compensation           Awards        Payouts
                    ---------------------------------------------------------------
                                             Other             Securities
                                            Annual    Rstrctd.   Under-             All Other
Name and                                    Compe-     Stock     lying     LTIP      Compe-
Principal                                   nsation   Award(s)  Options   Payouts    nsation
Position       Year    Salary($)  Bonus($)    ($)       ($)      (#)        ($)       ($)

-------------------------------------------------------------------------------------------
Michael        1997    $ 74,000   $     0   $     0   $     0   550,000   $     0   $     0
A.             1998    $120,000   $     0   $     0   $     0   450,000   $     0   $     0
Sunstein,      1999    $144,000   $     0   $     0   $     0         0   $     0   $     0
CEO &
President

Gilbert        1997    $ 37,000   $     0   $     0   $     0         -   $     0   $     0
Fuentes,       1998    $ 60,000   $     0   $     0   $     0   150,000   $     0   $     0
CFO            1999    $ 72,000   $     0   $     0   $     0         0   $     0   $     0

Paul G.        1997    $      0   $     0   $     0   $43,000         0   $     0   $     0
Goss, V.P      1998    $      0   $     0   $     0   $66,000         0   $     0   $     0
& U.S.         1999    $ 30,000   $     0   $     0   $68,250         0   $     0   $     0
Counsel

Jason A.       1997    $ 37,000   $     0   $     0   $     0   150,000   $     0   $     0
Sunstein,      1998    $ 60,000   $     0   $     0   $     0   150,000   $     0   $     0
Secretary      1997    $ 72,000   $     0   $     0   $     0         0   $     0   $     0
& V.P

Jerry J.       1997    $      0   $     0   $     0   $     0         -   $     0   $     0
Parker,        1998    $      0   $     0   $     0   $     0    50,000   $     0   $     0
M.D., V.P.     1999    $      0   $     0   $     0   $     0         0   $     0   $     0


(1) Bersain Gutierrez, Craig Lanser and Robert Margolis have only recently been retained by the Company, and did not receive compensation from the Company for the calendar year end December 31, 1999.

(2)  There are seven six directors for the fiscal year ended April 30, 2000.

(3) Norman Edwards and Douglas Morgan of the Advisory Team received minimal consulting fees during the calendar year end December 31, 1999.

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 30, 2000 (based on a total of 31,647,534 outstanding shares of Common Stock) by the officers and directors of Tri-National. The ownership interest have not changed significantly since that date according to Company management.

NAME AND ADDRESS OF            SHARES BENEFICIALLY         PERCENTAGE
BENEFICIAL OWNER (1)                 OWNED             BENEFICIALLY OWNED
-------------------            -------------------     --------------------
Michael A. Sunstein                2,063,240                 %6.519
Jerry Parker, M.D.                 1,850,857                  5.848
Jason Sunstein                       275,000                  0.869
Paul G. Goss                         125,000                  *
Dr. Robert Rosen                     140,000                  *
Jay Pasternak                        121,287                  *
Arthur Lilly                          99,000                  *
Gilbert Fuentes                       50,000                  *
Ted Takacs                            50,000
Shane Kennedy                          1,200                  *
Advisory Team                      1,242,000                  3.924

All Directors and Officers as
  a Group                          4,775,584                  15.09

(1) Except where otherwise noted, the address of the Company's directors and executive officers is c/o Tri-National Development Corp., 480 Camino Del Rio S., Suite 140, San Diego, California 92108.

                    RELATIONSHIPS AND RELATED TRANSACTIONS

In the last three years, Senior Care has made transactions with their common stock for cash, services, and acquisitions which were not registered under the Securities Act of 1933. A complete discussion of all of those transactions appears in the section entitled "Issuance of Common Stock in Senior Care during last 3 years that was un-registered" beginning on Page 38 of this Prospectus.

Additionally, we are informed by Management of Tri-National that they have made the following offerings of stock which were not registered with the SEC during the last three years:

STOCK FOR VINAS DE BAJAMAR LOTS CONVERSION

During the year end April 30, 1998, the Company carried out a Private Placement to existing shareholders for approximately 4,000 square foot residential lots at the Hills of Bajamar. The cash price per lot was $10,000 and the stock price per lot was 5,000 shares of Common Stock at a value of $2.00 per share. A total of 15 shareholders subscribed to the Private Placement for a total 22 lots, totaling 110,000 shares of Common Stock. In August of 2000, the Buyers selected, on average, 7,000 square foot lots within its Vinas de Bajamar development and the Company cancelled their respective stock certificates.

STOCK ISSUED FOR SERVICES

In an effort to preserve cash, the Company issued a total of approximately 800,000 shares of Common Stock in the Company for services for the year end April 30, 2000. Services included full-time and part-time employees, outside consultants, marketing, architects, engineers, land planners, accounting and legal services, web site design and other professional services.

STOCK ISSUED TO CAPITAL TRUST, INC.

A total of 4,000,000 restricted common shares were issued to Capital Trust, Inc. of New York, in connection with the $8 million loan for the closing of Plaza Rosarito. The 4,000,000 common shares will be canceled upon \repayment of the loan. As these shares were issued for collateral purposes only, they are not included in the issued and outstanding calculations. In addition, 2,000,000 restricted common shares were issued to The A.J. Hester Group.

STOCK ISSUED TO VILLA SERENA

A total of 1,200,000 restricted common shares were issued to Villa Serena Homeowners Association as collateral for a $300,000 loan. The 1,200,000 common shares will be canceled upon repayment of the loan. As these shares were issued for collateral purposes only, they are not included in the issued and outstanding calculations.

STOCK ISSUED TO SILVER POINTE INVESTMENTS, LLC

A total of 2,112,000 were transferred to Silver Pointe Investments, LLC as collateral for a $750,000 loan. The 2,112,000 common shares will be canceled upon repayment of the loan. As these shares were issued for collateral purposes only, they are not used in the issued and outstanding calculations.

STOCK ISSUED TO NORMAN LIZT

A total of 980,000 restricted common shares were issued to Norman Lizt as collateral for a $400,000 loan in connection with the acquisition of the land in San Marcos, California. As these shares were issued for collateral purposes only, they are not included in the issued and outstanding calculations.

WARRANTS GRANTED AND EXERCISED DURING THE YEAR

In 1996, the Company carried out a private placement of 1,945,741 units of the Company at a price of $0.285 per unit for gross proceeds of $521,971. Each unit consists of one common share in the capital of the Company and a two year non-transferable share purchase warrant. Each non-transferable share purchase warrant entitles the holder thereof to purchase one common share in the capital of the Company at any time during the first six months of the term of the warrant at a price of $0.285, at any time during the second six months of the term of the warrant at a price of $0.40, at any time during the third sixmonths of the term of the warrant at a price of $0.55 or at any time during the final six months of the term of the warrant at a price of $0.75. The term of the warrant commenced on the October 30, 1996 and expired on October 30, 1999. As of October 30, 1999, a total of 1,818,495 warrants had been exercised, leaving 127,246 warrants unexercised and expired.

In 1996, the Company also carried out a private placement of 968,020 units at a price of $0.35 per unit for gross proceeds of $338,807. Each unit consists of one common share in the capital of the Company and a two year non-transferable share purchase warrant. Each non-transferable share purchase warrant entitles the holder thereof to purchase one common share in the capital of the Company at any time during the first year of the term of the warrant at a price of $0.40 or at any time during the final year of the term of the warrant at a price of $0.50. The term of the warrant commenced on the October 30, 1996 and October 30, 1998. As of October 30, 1998, a total of 943,145 warrants had been exercised, leaving 24,875 unexercised and expired.

During the year ended April 30, 1998, the Company carried out a private placement of 1,857,332 units for gross proceeds of approximately $669,194. Each unit consists of one common share in the capital of the Company and a one year non-transferable share purchase warrant for a term of one year. Each non-transferable share purchase warrant entitles the holder thereof to purchase one common share in the capital of the Company at any time during the year of the term of the warrant at an average price of approximately $.80 per share. As of April 30, 2000, a total of 28,572 warrants had been exercised and 1,828,760 had expired unercised.

At the year end April 30, 2000 no additional warrants had been issued or outstanding.

OTHER SALES OF COMMON STOCK

The Company offered and completed a private placement of 2,000,000 shares of its common stock from April of 1999 and closed in July of 1999 at an average price per share of $.65, for gross proceeds of roughly $1,250,000. The Use of Proceeds for the private placement was related to the acquisition of Portal Del Mar. The shares issued pursuant to this private placement are restricted securities as defined by Rule 144.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

         The Articles of Incorporation of Senior Care Industries, Inc. provide for indemnification of personal liability of our Directors to the fullest \ extent permitted by Nevada Law.

         Article X of the Articles of Incorporation, which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Nevada Revised Business Corporation Act.

         Article X of the By-Laws provides as follows:

                                   " ARTICLE X
                                 INDEMNIFICATION

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he aced in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with such court shall deem proper.

3. To the extent that any person referred to in paragraphs 1 and 2 of this
Article X has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, th shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article X. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or other proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article X.

6. The indemnification provided by this Article X shall not be deemed exclusive or any other rights to which those seeking indemnification may be entitled under any statue, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X

8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving Corporation so that any person who is or was a director, officer, employee or agent or such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity."

Undertakings.
-------------

         A.       To Deliver Certificates.

         The undersigned registrant hereby undertakes to provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

         B.       Indemnification.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        INCORPORATED DOCUMENTS & EXHIBITS

The following documents and all of the exhibits attached thereto are hereby incorporated herein by reference:

1. 10-KSB filed by Senior Care Industries, Inc. on April 2, 2001;
2. 10-QSB filed by Senior Care Industries, Inc. on May 14, 2001;
3. Initial Form TO-I filed by Senior Care Industries, Inc. on May 7, 2001;
4. Initial Form TO-T filed by Senior Care Industries, Inc. on May 22, 2001;
5. 10-KSB filed by Tri-National Development Corporation on August 14, 2000;
6. 10-QSB filed by Tri-National Development Corporation on March 22, 2001.

Exhibit 5    - Opinion re Legality

Exhibit 13.1 - Annual Report of Senior Care Industries, Inc. for the years
               Ended December 31, 1999 and December 31, 2000

Exhibit 13.2 - Quarterly Report for Senior Care Industries, Inc. for three month
               Period ended March 31, 2001 and March 31, 2000

Exhibit 13.3 - Annual Report of Tri-National Development Corp. for the years
               Ended April 30, 1999 and April 30, 2000

Exhibit 13.4 - Quarterly Report for Tri-National Development Corp. for the three month period ended January 31, 2000 and January 31, 2001

Exhibit 23   - Consent of Ludlow & Harrison, CPAs

Exhibit 99   - Financial Statements of Rent USA, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-4 Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on June 26, 2001.

     Senior Care Industries,  Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     Of the Board of Directors & Director

     Senior Care Industries, Inc.

     /s/ Bob Coberly
     ------------------------------
     Chief Financial Officer & Director

     /s/ John W. Cruickshank
     ------------------------------
     Secretary & Director

     /s/ Scott Brake
     ------------------------------
     Vice President & Director